UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Hormel Foods Corporation

(Name of Registrant as Specified In Its Charter)

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HORMEL FOODS CORPORATION

AUSTIN, MINNESOTA

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders:

The Annual Meeting of Stockholders of Hormel Foods Corporation, a Delaware corporation, will be held on Tuesday, January 31, 2023, at 6:00 p.m. Central Standard Time in a virtual meeting format via live webcast at www.virtualshareholdermeeting.com/HRL2023. Stockholders will not be able to physically attend the Annual Meeting. Additional information is provided below under the heading “Meeting Admission.”

The items of business are:

1.	Elect a board of 11 directors for the ensuing year;

2.	Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 29, 2023;

3.	Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2023 annual meeting proxy statement;

4.	Advisory vote on the frequency (annual, biennial or triennial) of the stockholder advisory vote to approve Named Executive Officer compensation;

5.	Vote on a stockholder proposal, if presented at the meeting; and

6.	Such other matters as may properly come before the meeting.

The Board of Directors has fixed December 2, 2022, at the close of business, as the record date for the determination of stockholders entitled to notice of, and to vote at, the meeting.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December 21, 2022

Important Notice Regarding the Internet Availability of Proxy
Materials for the Stockholder Meeting to be Held on January 31, 2023

The Proxy Statement and Annual Report to Stockholders
are available at www.proxyvote.com

TABLE OF CONTENTS

i

ii

PROXY STATEMENT

HORMEL FOODS CORPORATION
(CUSIP No. 440452100)
1 HORMEL PLACE
AUSTIN, MINNESOTA 55912

The enclosed proxy is solicited by the Board of Directors of Hormel Foods Corporation (“Company”) for use at the Annual Meeting of Stockholders to be held on January 31, 2023. This proxy statement and form of proxy, or a Notice of Internet Availability of Proxy Materials, are first being mailed to stockholders on or about December 21, 2022.

GENERAL INFORMATION

Voting Securities - Only stockholders of record at the close of business on December 2, 2022 are entitled to vote at the meeting. The Company had 546,347,256 shares of common stock outstanding as of December 2, 2022. Each share of stock is entitled to one vote. There is no cumulative voting. The Company has no other class of shares outstanding.

Quorum - A majority of the outstanding shares will constitute a quorum at the meeting.

Voting Your Proxy - Whether or not you plan to attend the virtual meeting, we encourage you to grant a proxy to vote your shares. Follow the instructions on your proxy card or electronic delivery notice to cast your vote via the internet or telephone. If you received a proxy card, you may vote your shares by completing the card with your vote, signature and date, and returning it by mail in the envelope provided.

The table below summarizes the proposals that will be voted on, the vote required to approve each item, how votes are counted and how the Board recommends you vote:

	Vote Required	Voting Options	Board Recommendation(1)	Broker Discretionary Voting Allowed(2)	Impact of Abstention(3)
Item 1: Elect 11 directors	Majority of the votes cast(4)(5)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 2: Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 29, 2023	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“FOR”	Yes	“AGAINST”
Item 3: Advisory vote to approve Named Executive Officer compensation as disclosed in the Company’s 2023 annual meeting proxy statement	Majority of the votes cast(4)	“FOR” “AGAINST” “ABSTAIN”	“FOR”	No	None
Item 4: Advisory vote on the frequency of the stockholder advisory vote to approve Named Executive Officer compensation	The frequency option that receives the highest number of votes will be considered the advisory vote of stockholders	“1 YEAR” “2 YEARS” “3 YEARS” “ABSTAIN”	“1 YEAR”	No	None
Item 5: Vote on a stockholder proposal, if presented at the meeting	Majority of votes present in person or by proxy and entitled to vote on this item	“FOR” “AGAINST” “ABSTAIN”	“AGAINST”	No	“AGAINST”

(1)	If you submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board of Directors’ recommendations set forth above.

(2)	If a stockholder holds shares in “street name” and does not provide voting instructions to the holder of the account regarding non-discretionary matters, such shares are considered “broker nonvotes.” “Street name” means the shares are held in a stock brokerage account or by a bank, trust or other institution. Broker nonvotes are counted for purposes of determining the presence of a quorum for the transaction of business. Shares represented by broker nonvotes are not considered entitled to vote and thus are not counted for purposes of determining whether a proposal has been approved. The New York Stock Exchange (“NYSE”) rules determine whether uninstructed brokers have discretionary voting power on a particular proposal.

(3)	Shares represented by abstentions are counted for purposes of determining the presence of a quorum for the transaction of business and as shares represented at the meeting.

(4)	A majority of the votes cast means that there are more “FOR” votes than “AGAINST” votes.

(5)	An incumbent director who is not re-elected under this standard must promptly offer to resign. The Governance Committee will make a recommendation on the offer and the Board must accept or reject the offer within 90 days and publicly disclose its decision and rationale. In the event of a contested election, directors will be elected by a plurality of the votes cast.

The persons appointed as proxies will vote in their discretion on other matters as may properly come before the meeting.

Revoking Your Proxy and Changing Your Vote - You may revoke your proxy or change your vote at any time before it is exercised by submitting a later-dated proxy, voting at the meeting or sending a written notice of revocation to the Corporate Secretary.

Expenses - The expenses of soliciting proxies will be paid by the Company. Proxies may be solicited at Company expense personally, or by mail, telephone or electronic communication, by directors, officers and other employees. Such persons will not receive additional compensation. The Company will reimburse banks, brokerage firms and other nominees for their reasonable out-of-pocket expenses incurred in sending proxy materials to beneficial owners. Your cooperation in promptly granting a proxy to vote your shares will help to avoid additional expense.

MEETING ADMISSION

To provide the opportunity for participation by a broader group of stockholders, the Annual Meeting will be held in a virtual-only meeting format. Stockholders will not be able to physically attend the Annual Meeting.

If you are a registered stockholder or beneficial owner of our common stock at the close of business on December 2, 2022, you may attend the virtual Annual Meeting by visiting www.virtualshareholdermeeting.com/HRL2023. You will need the 16-digit control number found on your Notice of Internet Availability, your proxy card or on the voting instructions that accompany your proxy materials to participate in the Annual Meeting and vote your shares electronically. If your shares are held in the name of a bank, broker or other holder of record, the voting instructions provided by your bank, broker or other holder of record should include your 16-digit control number.

If you lost your 16-digit control number or are not a stockholder at the close of business on December 2, 2022, you will be able to attend the meeting by visiting www.virtualshareholdermeeting.com/HRL2023 and registering as a guest. If you enter the meeting as a guest, you will not be able to vote your shares or submit a question during the meeting.

You may log into www.virtualshareholdermeeting.com/HRL2023 beginning at 5:45 p.m. Central Standard Time on January 31, 2023. The Annual Meeting will begin promptly at 6:00 p.m. Central Standard Time on January 31, 2023. If you experience any technical difficulties during the meeting, a toll free number will be available on our virtual shareholder meeting site for assistance.

This year’s stockholders question and answer session will include questions submitted in advance of the Annual Meeting and questions submitted live during the virtual meeting. You may submit a question in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may be submitted during the Annual Meeting through www.virtualshareholdermeeting.com/HRL2023.

If you are not able to attend the virtual Annual Meeting, a recorded version of the meeting will be available on www.virtualshareholdermeeting.com/HRL2023.

CONDUCT OF MEETING

The Chairman will preside over the Annual Meeting of Stockholders pursuant to the Bylaws and by action of the Board of Directors. The Chairman has broad authority to ensure the orderly conduct of the meeting. This includes discretion to recognize stockholders who wish to comment and to determine the extent of discussion on each item of business. Rules governing the conduct of the meeting will be available to attendees at www.virtualshareholdermeeting.com/HRL2023. The

Chairman may also rely on applicable law to ensure that the meeting is conducted in a manner that is fair to all stockholders.

ITEM 1 – ELECTION OF DIRECTORS

Identifying and Evaluating Nominees for Director - The Governance Committee is responsible for establishing procedures to identify and review the qualifications of all nominees for Board membership. The Committee considers recommendations of director candidates made by directors, senior management, and the Company’s stockholders. The Committee applies the same criteria for consideration of stockholder nominees as it does to nominees proposed by other sources. The Committee may engage an independent search firm to assist the Committee in identifying and evaluating potential director nominees to fill vacancies on the Board.

Stockholders wishing to make a recommendation may do so by contacting the Governance Committee, c/o Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. Stockholders should send:

1.	Name of the candidate and the candidate’s business and residence addresses;

2.	A resume or biographical sketch of the candidate, which includes the candidate’s principal occupation or employment;

3.	A document(s) evidencing the number of shares of Company stock currently held by the candidate and the candidate’s willingness to serve as a director if elected; and

4.	A signed statement as to the submitting stockholder’s current status as a stockholder, which includes the stockholder’s address and the number of shares of Company stock currently held.

The Committee’s procedures include making a preliminary assessment of each proposed nominee. Such assessment is based upon the resume and biographical information, an indication of the individual’s willingness to serve, and business experience and leadership skills. This information is evaluated against the criteria set forth below and the Company’s specific needs at that time. Based upon a preliminary assessment of the candidates, those who appear best suited to meet the Company’s needs may be invited to participate in a series of interviews, which are used to further evaluate candidates. On the basis of information learned during this process, the Committee determines which nominees to recommend to the Board.

Director Qualifications – The Governance Committee determines the selection criteria of director nominees based upon the Company’s needs at the time nominees are considered. In evaluating director candidates, the Committee will consider, among other qualifications the Committee deems appropriate, a candidate’s:

•	Intellect;

•	Integrity;

•	Broad-based experience at the policy-making level in business, government, education or the public interest;

•	Analytical ability;

•	Ability to qualify as an independent director;

•	Ability and willingness to devote time and energy to effectively carry out all Board responsibilities; and

•	Unique qualifications, skills and experience.

The Committee reviews past performance on the Board for directors seeking reelection. The Board’s annual self-evaluation process assists the Committee in this review.

The Committee considers the diversity of director candidates and seeks to enhance the overall diversity of the Board. Each candidate’s diversity in terms of race/ethnicity, gender and other personal characteristics is considered. The Committee also assesses each candidate’s contribution to the diversity of the Board in a broader sense, including age, education, experience, skills and other qualifications. While the Committee carefully considers diversity when evaluating director candidates, it has not adopted a formal diversity policy. The Committee believes its processes and considerations have resulted in a Board that currently is, and has historically been, diverse in many respects, including racial/ethnic and gender diversity.

The Committee recommends director nominees to the Board to submit for election at the next Annual Meeting of Stockholders. The Board selects director nominees based on its assessment and consideration of various factors. These factors include the current Board profile, the long-term interests of stockholders, the needs of the Company, and the goal of creating an appropriate balance of knowledge, experience and diversity on the Board.

Our Nominees for Director – Each of our director nominees is well qualified under the criteria described above. As an employee of the Company, Mr. Snee does not qualify as an independent director. Each director nominee brings a variety of qualifications, skills, attributes and experience to the Board of Directors.

A common trait among our director nominees is executive leadership experience with a large company or organization. Such experience brings a variety of benefits, including an understanding of business management, various business functions and strategic planning. Other advantages of an executive leadership background include experience with policy making, risk management and corporate governance matters.

Another common characteristic of our director nominees is each has prior service on our Board. Each director nominee has a demonstrated record of regular attendance, advance preparation and active participation in Board and Board committee meetings. Through prior service on the Board committees, our director nominees have demonstrated and further developed expertise relating to the duties assigned to the Board committees.

The biographical information below identifies and highlights additional qualifications, skills, attributes and experience each director nominee brings to the Board.

The diversity of our director nominees in terms of race/ethnicity, gender, age and tenure on our Board is demonstrated in the following graphs:

Tenure on Board
0-5 years - 27%
6-10 years - 46%
11-15 years - 27%

Age
Under 60 - 27%
60-65 - 55%
Over 65 - 18%

Gender Diversity
Female - 36%
Male - 64%

Racial/Ethnic Diversity
Diverse - 45%
Non-diverse - 55%

The Board of Directors recommends a vote FOR each of the 11 director nominees listed below. The persons named as proxies will vote FOR the election of these 11 nominees to hold office as directors until the next Annual Meeting of Stockholders and until their successors are elected and qualify, unless stockholders specify otherwise. If any of such nominees become unavailable for any reason, it is intended that the proxies will vote for the election of such substitute persons as may be designated by the Board of Directors. Directors are elected by a majority of the votes cast, whereby there must be more “FOR” votes than “AGAINST” votes for the nominee. An incumbent director who is not re-elected under this standard must promptly offer to resign.

DIRECTOR NOMINEES

PRAMA BHATT, age 52, director since 2019.
Ms. Bhatt is Chief Digital Officer of Ulta Beauty, Inc. (NASDAQ: ULTA), a provider of retail beauty products and services, a position she has held since December 2019. She served Ulta Beauty, Inc. as Senior Vice President, Digital & eCommerce from April 2017 to December 2019 and Vice President, Digital & eCommerce from 2014 to 2017. Ms. Bhatt was Vice President, eCommerce of Kenneth Cole Productions, Inc., a fashion company, from 2011 to 2014. She held various management positions with

Toys “R” Us, Inc. from 2002 to 2011, culminating with the position of Vice President, General Manager, eCommerce, US from 2008 to 2011. Her prior experience includes the position of management consultant with Booz Allen Hamilton, Inc. and a tenure at Ford Motor Company (NYSE: F) where she held various roles in product strategy, design and development. Ms. Bhatt brings extensive expertise in digital commerce and consumer product marketing to the Board, as well as ongoing experience as an active senior executive responsible for digital commerce for a large business.

GARY C. BHOJWANI, age 54, director since 2014.

Mr. Bhojwani is Chief Executive Officer of CNO Financial Group, Inc. (NYSE: CNO), a provider of health and life insurance and retirement solutions, a position he has held since January 2018. He was President of CNO Financial Group, Inc. from April 2016 to December 2017. Mr. Bhojwani was Chairman of Allianz Life Insurance Company of North America, a provider of retirement solutions, and a member of the Board of Management of Allianz SE from 2012 to 2015 and Chief Executive Officer of Allianz Life Insurance Company of North America from 2007 to 2011. He was President of Commercial Business, Fireman’s Fund Insurance Company from 2004 to 2007, Chief Executive Officer of Lincoln General Insurance Company from 2002 to 2004, founder and Chief Executive Officer of Avalon Risk Management from 1998 to 2002, and President, Trade Insurance Services from 1995 to 1997. Mr. Bhojwani is a member of the Board of Directors of CNO Financial Group, Inc., Carmel, Indiana. Mr. Bhojwani brings extensive expertise in risk management, finance and consumer product marketing to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

STEPHEN M. LACY,age 68, director since 2011.

Mr. Lacy retired from Meredith Corporation, a media and marketing company, in November 2020. He served Meredith Corporation as Chairman of the Board from March 2019 to November 2020, Executive Chairman of the Board from February 2018 to March 2019, Chairman of the Board and Chief Executive Officer starting in 2016, Chairman of the Board, President and Chief Executive Officer starting in 2010, President and Chief Executive Officer starting in 2006, President and Chief Operating Officer starting in 2004, President, Publishing Group, and President, Interactive and Integrated Marketing Group, starting in 2000, and Chief Financial Officer starting in 1998. Mr. Lacy is a member of the Board of Directors of First Interstate BancSystem, Inc. (NASDAQ: FIBK), Billings, Montana, and SuckerPunch Gourmet, LLC, La Grange Highlands, Illinois. He was a member of the Board of Directors of Meredith Corporation, Des Moines, Iowa from 2004 to 2020. Mr. Lacy brings extensive expertise in finance, corporate development and consumer product marketing to the Board, as well as experience as the Chief Executive Officer of a company whose stock was traded on the NYSE.

ELSA A. MURANO, Ph.D.,age 63, director since 2006.

Dr. Murano has served Texas A&M University as Director of the Norman Borlaug Institute for International Agriculture, Texas A&M AgriLife, since 2014, President Emerita since 2009, Professor, Department of Animal Science since 2001. She was Interim Associate Vice Chancellor for Academic Strategic Initiatives, Texas A&M AgriLife from August 2021 to June 2022, Interim Director of the Norman Borlaug Institute for International Agriculture from 2012 to 2014, President of Texas A&M University from 2008 to 2009, and Vice Chancellor and Dean of Agriculture, Director of the Texas Agricultural Experiment Station from 2005 to 2007. Dr. Murano was Undersecretary for Food Safety, U.S. Department of Agriculture from 2001 to 2004. She is a member of the Board of Directors of Food Safety Net Services, San Antonio, Texas and the Board of Trustees of the International Livestock Research Institute, Nairobi, Kenya. Dr. Murano brings preeminent food safety expertise and significant experience in agri-business and regulatory affairs to the Board.

SUSAN K. NESTEGARD,age 62, director since 2009.

Ms. Nestegard is Advisor for True Wealth Ventures, a venture capital fund, a position she has held since 2017. She was President, Global Healthcare Sector, of Ecolab Inc. (NYSE: ECL), a provider of cleaning and sanitizing products and services, from 2010 to 2012, Executive Vice President, Global Healthcare Sector from 2008 to 2010, and Senior Vice President, Research, Development and Engineering, and Chief Technical Officer from 2003 to 2008. Ms. Nestegard served as interim Chief Executive Officer of Cambridge Major Laboratories, Inc., a pharmaceutical company, from March 2014 to August 2014. She also has over 20 years of experience with 3M Company (NYSE: MMM) in product development, research and development, and business unit management. Ms. Nestegard is a member of the Board of Directors of ALLETE, Inc. (NYSE: ALE), Duluth, Minnesota, and serves as its Lead Director. Ms. Nestegard brings significant expertise in food safety, research and development, foodservice, and international business to the Board.

WILLIAM A. NEWLANDS,age 64, director since 2018.

Mr. Newlands is President and Chief Executive Officer of Constellation Brands, Inc. (NYSE: STZ), a beverage alcohol company, a position he has held since March 2019. He served Constellation Brands, Inc. as President and Chief Operating Officer from February 2018 to February 2019, Executive Vice President and Chief Operating Officer from January 2017 to February 2018, Executive Vice President and President, Wine & Spirits Division from January 2016 to January 2017, and Executive Vice President and Chief Growth Officer from January 2015 to January 2016. Mr. Newlands was Senior Vice President and President, North America of Beam Inc., a beverage alcohol company, from 2011 to 2014 and Senior Vice President and President, North America of Beam Global Spirits & Wine, Inc. from 2010 to 2011, and Senior Vice President and President, USA of Beam Global Spirits & Wine, Inc. from 2008 to 2010. His prior experience includes several senior leadership roles in the beverage alcohol industry. Mr. Newlands is a member of the Board of Directors of Constellation Brands, Inc., Victor, New York. He was a member of the Board of Directors of Canopy Growth Corporation (NASDAQ: CGC), Smith Falls, Ontario, Canada from 2018 to 2021. Mr. Newlands brings extensive expertise in innovation, consumer product marketing, corporate development and international business to the Board, as well as ongoing experience as the active Chief Executive Officer of a publicly held company whose stock is traded on the NYSE.

CHRISTOPHER J. POLICINSKI,age 64, director since 2012.

Mr. Policinski is Chief Executive Officer of CJP Leadership Partners, LLC, a consulting company, a position he has held since February 2021. He was Chief Executive Officer of VitaKey, Inc., a food ingredient company, from August 2020 to February 2021. Mr. Policinski retired from Land O’Lakes, Inc., a member-owned cooperative which produces and markets dairy-based food products and agricultural supplies, in June 2018. He served Land O’Lakes, Inc. as President and Chief Executive Officer from 2005 to 2018, as Chief Operating Officer of the Dairy Foods business unit from 1999 to 2005, and Vice President of Strategy and Business Development from 1997 to 1999. His prior experience includes various management positions at Kraft General Foods Corporation (NASDAQ: KHC), a food company, Bristol-Myers Squibb Co. (NYSE: BMY), a biopharmaceutical and consumer goods company, and Pillsbury Company, a food company. Mr. Policinski is a member of the Board of Directors of Xcel Energy, Inc. (NASDAQ: XEL), Minneapolis, Minnesota, and Isidro Investments, Baltimore, Maryland. Mr. Policinski brings extensive expertise in agri-business, consumer product marketing and corporate development to the Board, as well as experience as the Chief Executive Officer of a large Minnesota-based company operating globally in the food industry.

JOSE LUIS PRADO,age 68, director since 2019.

Mr. Prado is Executive Chairman of Palmex Alimentos, S.A. de C.V., a snack food pellets company, a position he has held since February 2022 and Chairman of Tropicale Foods, LLC, a frozen food company, a position he has held since December 2019. He served Evans Food Group Ltd., a snack food company, as Vice Chairman from August 2019 to August 2021 and as Chairman and Chief Executive Officer from April 2016 to August 2019. Mr. Prado was President, Quaker Oats North America and Global Baking, for PepsiCo, Inc. (NASDAQ: PEP) from 2011 to 2014, President and CEO, Grupo Gamesa-Quaker, a Division of PepsiCo, Mexico from 2002 to 2010, Regional Vice President, Andean Region, Frito Lay International from 2000 to 2002, President, PepsiCo Snacks Argentina from 1997 to 2000, President, Frito Lay Snacks Caribbean from 1994 to 1997, and Finance Vice President and CFO, Matutano, Frito Lay International from 1993 to 1994. Mr. Prado is a member of the Board of Directors of Northern Trust Corporation (NASDAQ: NTRS), Chicago, Illinois, the Chicago Council on Global Affairs, Chicago, Illinois, and the Latino Corporate Directors Association, Washington, D.C., and the Board of Trustees of the National Museum of the American Latino, Washington, D.C. He was a member of the Board of Directors of Brinker International, Inc. (NYSE: EAT), Dallas, Texas from July 2015 to March 2019. Mr. Prado brings extensive expertise in consumer product marketing, corporate development, international business and the food industry to the Board, as well as significant executive leadership experience.

SALLY J. SMITH,age 64, director since 2014.

Ms. Smith retired from Buffalo Wild Wings, Inc., a restaurant company, in February 2018. She served Buffalo Wild Wings, Inc. as President and Chief Executive Officer from 1996 to February 2018 and as Chief Financial Officer from 1994 to 1996. Ms. Smith was Controller from 1984 to 1987 and Chief Financial Officer from 1987 to 1994 of Dahlberg, Inc., a manufacturer of hearing aids. She began her career with KPMG LLP, an international accounting and consulting firm. Ms. Smith is a member of the Board of Directors of Digi International Inc. (NASDAQ: DGII), Minnetonka, Minnesota, The Marvin Companies, Warroad, Minnesota, and the National Restaurant Association, Washington, D.C. Ms. Smith was a member of the Board of Directors of Buffalo Wild Wings Inc., Minneapolis, Minnesota from 1996 to 2017 and Alerus Financial Corporation (NASDAQ: ALRS), Grand Forks, North Dakota from 2007 to 2022. Ms. Smith brings extensive expertise in finance, corporate development and the foodservice industry to the Board, as well as experience as the Chief Executive Officer of a Minnesota-based company whose stock was traded on the NASDAQ.

JAMES P. SNEE,age 55, director since 2015.

Mr. Snee is Chairman of the Board, President and Chief Executive Officer of the Company (NYSE: HRL), serving in that capacity since November 2017. He was President and Chief Executive Officer from October 2016 to November 2017, President and Chief Operating Officer from October 2015 to October 2016, Group Vice President and President, Hormel Foods International Corporation from 2012 to 2015, Vice President and Senior Vice President, Hormel Foods International Corporation from 2011 to 2012, and Vice President, Affiliated Business Units from 2008 to 2011. Mr. Snee is a member of the Board of Directors of Republic Services, Inc. (NYSE: RSG), Phoenix, Arizona, the Consumer Brands Association, Arlington, Virginia, the North American Meat Institute, Washington, D.C., and The Hormel Foundation, Austin, Minnesota. In addition to his executive leadership experience, Mr. Snee brings broad sales, marketing, supply chain and international business expertise to the Board, as well as in-depth knowledge of the Company and food industry developed during his 33-year career with the Company.

STEVEN A. WHITE,age 62, director since 2014.

Mr. White is President, Special Counsel to the CEO for Comcast Corporation (NASDAQ: CMCSA), an entertainment and communications company, a position he has held since December 2020. He served Comcast as President, Comcast West Division from 2009 to December 2020, as Regional Senior Vice President, Comcast California from 2007 to 2009, and as Regional Senior Vice President, Comcast Mid-South Region from 2002 to 2007. Mr. White was Regional Vice President of AT&T Broadband, LLC from 2000 to 2002 and Regional Vice President of Telecommunications, Inc. from 1997 to 2000. His prior experience includes various marketing positions with Colgate-Palmolive Company (NYSE: CL) from 1991 to 1997. Mr. White is a member of the Board of Directors of W.W. Grainger, Inc. (NYSE: GWW), Lake Forest, Illinois, Shaw Communications Inc. (NYSE: SJR), Calgary, Alberta, Canada, and Comcast Foundation, Philadelphia, Pennsylvania. Mr. White brings significant expertise in digital commerce and consumer product marketing to the Board, as well as experience as the President of a large business.

No family relationship exists between any of the director nominees or executive officers of the Company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines which include the following:

•	At all times a substantial majority of the Board will be independent, as that term is defined in relevant law and the NYSE listing standards;
•	Directors who (1) retire from or change their principal employment, (2) resign or are removed from, or fail to be re-elected to, the board of directors of any other public company, or (3) take action that creates a conflict of interest with the Company, must submit a letter of resignation from the Board. The Board may accept or reject a letter of resignation;
•	It is the Board’s general policy that no person may stand for election to the Board after reaching age 72;
•	The Board and Board committees will conduct annual self-evaluations. This self-evaluation process currently includes the completion and anonymous submission of Board and Board committee assessment surveys by all Board members and personal interviews conducted by the Lead Director with all Board members;
•	Directors participate in an annual strategic planning retreat, which provides directors a detailed overview of the Company’s strategic business plans and an opportunity to access senior management of the Company;
•	All independent directors will typically meet in executive session at the end of every regular Board meeting but in all circumstances at least quarterly;
•	The Compensation Committee will evaluate the Chief Executive Officer’s (“CEO’s”) performance annually. This evaluation is based in part on a self-evaluation by the CEO, which is reviewed by all the nonemployee directors. The annual evaluation will take into account the CEO’s performance measured against established goals. After the process has been completed, the Compensation Committee will set the CEO’s compensation and obtain the Board’s ratification of such compensation;

•	Directors will have full access to officers and employees of the Company; and
•	The Board and each committee have the power to hire independent legal, financial or other advisers, without consulting or obtaining the approval of any officer of the Company.

The Company’s Corporate Governance Guidelines may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Board Leadership Structure

The Board takes a flexible approach to the issue of whether the offices of Chairman and CEO should be separate or combined. This approach allows the Board to regularly evaluate whether it is in the best interests of the Company for the CEO or another director to hold the position of Chairman.

Mr. Snee currently serves as both Chairman and CEO of the Company. The Board believes there are important advantages to Mr. Snee serving in both roles at this time. Mr. Snee is the director most familiar with the Company’s business and industry and best situated to propose the Board’s agendas and lead Board discussions on important matters. Mr. Snee provides a strong link between management and the Board, which promotes clear communication and enhances strategic planning and implementation of corporate strategies. Another advantage is the clarity of leadership provided by one person representing the Company to employees, stockholders and other stakeholders.

When the Chairman is not an independent director, the Board will appoint an independent “Lead Director.” The Governance Committee recommends an independent director for election as Lead Director and periodically reviews the Lead Director’s tenure.

Christopher J. Policinski has been the Lead Director since September 2016. At the Board’s November 21, 2022 meeting, William A. Newlands was elected the Lead Director effective at the end of the Board meeting to be held January 31, 2023. The duties of the Lead Director include the following:

•	Serve as a liaison between the Chairman and the nonemployee directors;
•	Serve as a liaison among the nonemployee directors;
•	Provide input to the Chairman on the preparation of Board meeting agendas, including content, sequence, and time allocations;
•	Have the authority to call meetings of the nonemployee directors, with advance notice of such meetings to be given to the Chairman;
•	Preside at meetings of the Board in the absence of the Chairman;
•	Preside at executive sessions of the nonemployee or independent directors;
•	In conjunction with the Governance Committee, take an active role in the Board’s annual self-evaluation; and
•	In conjunction with the Compensation Committee, take an active role in the annual evaluation of the CEO.

The independent directors who chair the Company’s Audit, Compensation and Governance Committees also provide leadership to the Board in their assigned areas of responsibility. The Board believes the substantial majority of independent directors on the Board, use of an independent Lead Director, independent Committee chairs and executive sessions of the independent directors safeguard the independent governance of the Board.

Code of Ethical Business Conduct

The Company has adopted a Code of Ethical Business Conduct that covers its directors, officers and employees. This Code of Ethical Business Conduct may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Stock Ownership Guidelines

The Company’s officers and directors are subject to stock ownership guidelines. Officers are required to hold shares of Company stock with a value equal to their five-year average base salary times a multiple of 1.5 to 5, depending on position. Directors need to hold shares of Company stock with a value equal to their five-year average annual Board retainer times a multiple of 5. For both officers and directors, the required stock ownership value is divided by the five-year average Company stock price, based on fiscal year end prices, to calculate the number of shares to be held. The Company’s officers and directors must hold all shares of Company stock acquired (net of shares withheld or sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met.

The value of shares individually owned and shares held in Company benefit plans are counted toward the guidelines.

Individual ownership of shares is determined under Section 16 of the Securities Exchange Act of 1934, as amended (“Exchange Act”). Stock options, restricted stock units and restricted shares are not counted toward the guidelines.

Officers and directors have approximately five years from their initial election to comply with the guidelines. Officers promoted to a level requiring higher stock ownership under the guidelines have five years to achieve compliance. All officers and directors who are subject to the guidelines are in compliance with the guidelines.

Stock Pledging and Hedging Policies

The Company has a pledging policy which prohibits officers and directors from holding Company stock in a margin account or pledging Company stock as collateral for a loan.

The Company has adopted a policy prohibiting hedging. The policy prohibits employees, officers and directors of the Company, and their designees, from purchasing any financial instruments (including without limitation prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s securities granted to the employee, officer or director as compensation or held directly or indirectly by the employee, officer or director.

Board Independence

The Company’s Corporate Governance Guidelines require that a substantial majority of the Company’s directors be independent. The NYSE listing standards require that a majority of the Company’s directors be independent and that the Audit, Compensation and Governance Committees be comprised entirely of independent directors. The Board of Directors has adopted standards to assist it in making the annual determination of each director’s independence status. These Director Independence Standards are consistent with the NYSE listing standards. The Director Independence Standards are posted on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.” A director will be considered “independent” if he or she meets the requirements of the Director Independence Standards and the independence criteria in the NYSE listing standards.

The Board of Directors has affirmatively determined that the following directors have no direct or indirect material relationship with the Company and satisfy the requirements to be considered independent:

Prama Bhatt	Elsa A. Murano	Jose Luis Prado
Gary C. Bhojwani	Susan K. Nestegard	Sally J. Smith
Terrell K. Crews*	William A. Newlands	Steven A. White
Stephen M. Lacy	Christopher J. Policinski

*- retiring when term expires on January 31, 2023

The Board of Directors also has determined that each of the Company’s Audit, Compensation and Governance Committees is composed solely of independent directors. In making the independence determinations, the Board reviewed all of the directors’ relationships with the Company. This review is based primarily on a review of the responses of the directors to questions regarding employment, business, family, compensation and other relationships with the Company and its management. In making the independence determination for Mr. White, President, Special Counsel to the CEO for Comcast Corporation, the Board considered the relationship arising out of the transactions in the ordinary course of business between the Company and Comcast Corporation, a service provider to the Company. The Board determined that this relationship was not material and did not impair Mr. White’s independence. The dollar amount of the Company’s transactions with Comcast Corporation are well below the thresholds for commercial transactions under the independence criteria in the NYSE listing standards.

Board of Director and Committee Meetings

Board of Directors and Committees - The Board of Directors conducts its business through meetings of the Board and its committees. The Lead Director presides at executive sessions of the nonemployee or independent directors. The Board held six meetings during fiscal 2022. Each director attended at least 75% of the total meetings during the fiscal year of the Board and Board committees on which he or she served.

The Board of Directors has established the following Board committees: Audit, Compensation and Governance. The following table shows membership and meeting information for each committee for fiscal 2022.

Name	Audit Committee	Compensation Committee	Governance Committee
Prama Bhatt	X
Gary C. Bhojwani		X	X*
Terrell K. Crews	X
Stephen M. Lacy	X	X*
Elsa A. Murano			X
Susan K. Nestegard			X
William A. Newlands	X	X
Christopher J. Policinski		X	X
Jose Luis Prado	X
Sally J. Smith	X*	X
Steven A. White		X	X
Total Meetings in Fiscal 2022	10	6	5

* Committee Chair

Each of the Audit, Compensation and Governance Committees has adopted and operates under a written charter. These charters may be found on the Company’s Web site at www.hormelfoods.com under “Investors - Governance - Governance Documents.”

Audit Committee - Each member of the Audit Committee is financially literate as determined by the Board of Directors. The Board also determined that Terrell K. Crews, Stephen M. Lacy and Sally J. Smith each is an audit committee financial expert, as defined by the rules of the Securities and Exchange Commission (“SEC”). The duties of the Audit Committee include the following:

•	Select and evaluate the performance of the independent registered public accounting firm;
•	Discuss with the internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits;
•	Ensure that the independent registered public accounting firm is accountable to the Committee and that the firm has no relationship with management or the Company that would impair its independence;
•	Review and discuss with management and the external auditors the quarterly and annual financial statements of the Company;
•	Review and oversee procedures for the handling of complaints received by the Company regarding accounting, internal controls or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•	Provide an open avenue of communication between the internal auditors, the external auditors, Company management and the Board;
•	Oversee the Company’s risk management function, including the steps management takes to manage the Company’s key areas of risk; and
•	Oversee the Company’s compliance function, including the Company’s compliance program and the Code of Ethical Business Conduct.

Compensation Committee - The duties of the Compensation Committee include the following:

•	Establish compensation arrangements for the CEO and all other senior officers of the Company;
•	Engage a compensation consultant to review the Company’s compensation programs;
•	Make recommendations to the Board regarding incentive compensation and equity-based compensation plans, and administer such plans;
•	Make recommendations to the Board regarding compensation to be paid to the Company’s directors; and
•	Establish investment policies for the Company’s defined benefit pension plans, and periodically review investments for consistency with those policies.

Governance Committee - The duties of the Governance Committee include the following:

•	Establish criteria for new directors and evaluate potential candidates;

•	Make recommendations to the Board regarding the composition of Board committees;
•	Make recommendations to the Board of an independent director for election as Lead Director and review the Lead Director’s tenure;
•	Review the Company’s executive succession plans;
•	Periodically assess the Company’s Corporate Governance Guidelines, as well as the Company’s adherence to them;
•	Monitor the Company’s overall approach to environmental, social and governance (“ESG”) matters;
•	Evaluate objectives and policies regarding the Company’s management of its human resources; and
•	Oversee the annual evaluation of the Board.

Board Role in Risk Oversight

The Board of Directors takes an active role in risk oversight. The Board administers its risk oversight function through the full Board and each of its committees. Management of the Company, which is responsible for day-to-day risk management, maintains an enterprise risk management (“ERM”) process. The ERM process is designed to identify and assess the Company’s risks globally and develop steps to mitigate and manage risks. The Board receives regular reports on the ERM process.

The Board’s oversight of risk includes engaging in an annual strategic planning retreat with senior management, approving annual operating plans and strategic plans, and approving significant transactions. In addition, the Board receives regular reports on the Company’s overall business, specific segments and financial results, as well as specific presentations on topics relating to risks and risk management.

The Audit Committee assists the Board with its risk oversight in a variety of areas, including financial reporting, internal controls, cybersecurity, and legal and regulatory compliance. The Audit Committee has oversight of the Company’s internal audit, risk management and compliance functions, including oversight of the Company’s Code of Ethical Business Conduct. The Audit Committee also appoints the independent registered public accounting firm and approves the services it provides to the Company. The Compensation Committee oversees risk in connection with compensation programs, including incentive compensation plans and equity-based plans. The Governance Committee oversees risk in connection with corporate governance practices. All of these committees make regular reports of their activities to the full Board.

The Board believes that its oversight of risk is enhanced by its current leadership structure because our Chairman and CEO, who is ultimately responsible for the Company’s risk management, also chairs the Board meetings and with his in-depth knowledge of the Company is well positioned to bring key business risks and issues to the attention of the full Board.

Policy Regarding Attendance at Annual Meetings

The Company encourages, but does not require, its Board members to attend the Annual Meeting of Stockholders. Last year all then-serving directors of the Company attended the virtual Annual Meeting of Stockholders.

Board Communication

Interested parties may communicate with the Board of Directors by sending a letter directed to the Board of Directors, nonemployee directors or specified individual directors, addressed to: Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912. All communications, whether signed or anonymous, will be directed to the Lead Director or the Chair of one of the committees based on the subject matter of the communication, or to the nonemployee directors or the specified directors, if so directed.

COMPENSATION OF DIRECTORS

In fiscal 2022, the Company provided the following elements of compensation to nonemployee directors:

•	Annual retainer of $80,000;
•	Additional annual retainer of $25,000 for Lead Director;
•	Additional annual retainer of $25,000 for chair of the Audit Committee;
•	Additional annual retainer of $10,000 for Audit Committee members;
•	Additional annual retainer of $20,000 for chair of the Compensation Committee;
•	Additional annual retainer of $7,500 for Compensation Committee members;
•	Additional annual retainer of $15,000 for chair of the Governance Committee;
•	Additional annual retainer of $5,000 for Governance Committee members; and

•	An award of restricted shares of Company common stock having a value of $160,000 on February 1 based on the NYSE closing price for the stock at the end of that day (rounded to the nearest whole share number), subject to a restricted period which expires upon the date of the Company’s next annual stockholders meeting.

The retainers are paid half on February 1 and half on August 1. These payments and the equity award are made on the first business day after February 1 and August 1 if those dates fall on a non-business day.

Nonemployee directors first elected to the Board other than at the annual stockholders meeting receive a prorated annual retainer and award of restricted shares based on the number of regular Board meetings scheduled from the time the director joins the Board to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings. The restricted period for restricted shares awarded to newly elected nonemployee directors expires upon on the date of the second succeeding annual meeting of the Company’s stockholders.

Nonemployee directors appointed as a new Committee Chair or member receive a pro-rated annual Committee retainer based on the number of regular Board meetings scheduled from the time the director takes the new Committee assignment to the next annual stockholders meeting out of the total number of regular Board meetings between annual stockholders meetings.

The NYSE closing price of the Company’s stock was $47.11 on February 1, 2022. This price resulted in an award of 3,396 restricted shares of Company common stock to each nonemployee director on that date.

The awards of restricted shares on February 1, 2022 were made pursuant to the terms of the stockholder-approved Hormel Foods Corporation 2018 Incentive Compensation Plan (“Incentive Compensation Plan”). Each nonemployee director and the Company entered into a Restricted Stock Award Agreement consistent with the Incentive Compensation Plan. Directors receive declared dividends on, and are entitled to vote, the restricted shares prior to vesting.

Nonemployee directors may defer all or a portion of retainer and meeting fees under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan. Deferred fees times 105% are credited as stock units under the plan. The stock units have the same value as Company common stock and receive dividend equivalents. Stock units become payable in shares of Company common stock following termination of service as a director.

Directors who are employees of the Company receive no additional compensation for service on the Board pursuant to Compensation Committee policy.

The Compensation Committee reviews the compensation to be paid to the Company’s nonemployee directors. The Committee uses a compensation consultant, Pearl Meyer, to provide advice regarding nonemployee director compensation. The consultant analyzes each element of director compensation and total director compensation for the same peer group of companies which is used to evaluate executive compensation. See “How Compensation Decisions are Made” on page 19 for a list of these peer companies. The Committee reviews the consultant’s report of competitive director compensation and determines whether to recommend to the Board a change in the Company’s nonemployee director compensation. If such a change is recommended by the Committee, the full Board would then determine whether to ratify the change.

The Compensation Committee’s current policy is to review nonemployee director compensation every other year. After this process was completed at their meetings on November 21, 2022, the Compensation Committee and full Board approved the following changes to the nonemployee director compensation policy, effective February 1, 2023, as benchmarking indicated both changes were needed to align with the peer group median:

•	Annual retainer increased to $100,000; and

•	Additional annual retainer for Lead Director increased to $30,000.

The next regular review of nonemployee director compensation is scheduled to take place in late 2024.

The fiscal 2022 compensation of our nonemployee directors is shown in the following table.

DIRECTOR COMPENSATION FOR FISCAL 2022
Name(1)	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2) (3)	All Other Compensation ($)(4)	Total ($)
Prama Bhatt	90,000	159,986	4,690	254,676
Gary C. Bhojwani	102,500	159,986	7,557	270,043
Terrell K. Crews	90,000	159,986	4,929	254,915
Stephen M. Lacy	110,000	159,986	5,000	274,986
Elsa A. Murano	85,000	159,986	861	245,847
Susan K. Nestegard	85,000	159,986	14,214	259,200
William A. Newlands	97,500	159,986	15,888	273,374
Christopher J. Policinski	117,500	159,986	26,594	304,080
Jose Luis Prado	90,000	159,986	5,281	255,267
Sally J. Smith	112,500	159,986	17,521	290,007
Steven A. White	92,500	159,986	19,159	271,645

(1)	Consists of annual retainer and additional annual retainers for Lead Director, committee chairs, and committee members. Includes amounts voluntarily deferred under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan.

(2)	Consists of the aggregate grant date fair value of restricted stock awarded to each nonemployee director in fiscal 2022, calculated in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (Compensation – Stock Compensation) (“FASB ASC Topic 718”). Each nonemployee director on February 1, 2022 received a grant of 3,396 shares of restricted stock. The grant date fair value is based on the NYSE closing price of our common stock on the grant date, which was $47.11 on February 1, 2022.

(3)	As of October 30, 2022, nonemployee directors held the following number of unvested shares of restricted stock:

Name	Unvested Shares of Restricted Stock(#)
Prama Bhatt	3,396
Gary C. Bhojwani	3,396
Terrell K. Crews	3,396
Stephen M. Lacy	3,396
Elsa A. Murano	3,396
Susan K. Nestegard	3,396
William A. Newlands	3,396
Christopher J. Policinski	3,396
Jose Luis Prado	3,396
Sally J. Smith	3,396
Steven A. White	3,396

(4)	Consists primarily of dividend equivalents paid on stock units under the Company’s Nonemployee Director Deferred Stock Subplan pursuant to the Incentive Compensation Plan and the 2009 Nonemployee Director Deferred Stock Plan. Also includes matching gifts to educational institutions made by the Company on behalf of directors as follows: Mr. Lacy - $5,000; Mr. Newlands - $10,000. This matching gift program is available to all full-time and retired employees and directors of the Company.

AUDIT COMMITTEE REPORT AND
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES

Audit Committee Report

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process, including the systems of internal controls. The Committee has the sole authority to appoint or replace the Company’s independent registered public accounting firm. The independent registered public accounting firm reports directly to the Audit Committee.

The Audit Committee has reviewed and discussed the Company’s fiscal year 2022 audited financial statements with management and with Ernst & Young LLP (“Ernst & Young”), the Company’s independent registered public accounting firm. The Committee also has discussed with Ernst & Young the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC.

The Audit Committee has received from Ernst & Young the written disclosures and the letter required by the applicable requirements of the PCAOB regarding Ernst & Young’s communications with the Committee concerning independence, and has discussed with Ernst & Young its independence from the Company.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the fiscal year 2022 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended October 30, 2022, for filing with the SEC.

THE AUDIT COMMITTEE

Sally J. Smith, Chair	Stephen M. Lacy
Prama Bhatt	William A. Newlands
Terrell K. Crews	Jose Luis Prado

Independent Registered Public Accounting Firm Fees

The following table shows aggregate fees billed to the Company for fiscal years ended October 30, 2022 and October 31, 2021 by Ernst & Young, our independent registered public accounting firm.

	Fiscal 2022	Fiscal 2021
Audit fees	$2,304,925	$2,951,749
Audit-related fees	$171,650	$170,000
Tax fees	$0	$0
All other fees	$0	$351,600

Audit Fees - Audit fees are for audit of the Company’s financial statements and the audit of internal control over financial reporting for fiscal years 2022 and 2021. Audit fees also include reviews of the financial statements included in the Company’s quarterly reports on Form 10-Q and statutory audits required internationally.

Audit-Related Fees - Audit-related fees are for services related to the performance of the audit. These services consist of benefit plan audits.

All Other Fees - All other fees are for services rendered relating to due diligence in connection with the acquisition of the Planters® snack nuts business.

Audit Committee Preapproval Policies and Procedures

The Audit Committee has adopted policies and procedures requiring preapproval by the Committee of audit and nonaudit services provided to the Company by the independent registered public accounting firm. The Committee preapproved all of the services performed by Ernst & Young during fiscal years 2022 and 2021. The Committee approves all audit and nonaudit fees in advance at each quarterly meeting.

ITEM 2 – RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors appointed Ernst & Young as the independent registered public accounting firm to audit the consolidated financial statements of the Company and its subsidiaries for the fiscal year ending October 29, 2023. Ernst & Young has served as the Company’s public auditors since 1931.

At the annual meeting, stockholders will be asked to ratify the appointment of Ernst & Young as the Company’s independent registered public accounting firm for the fiscal year ending October 29, 2023. Stockholder approval of this appointment is not required. The Board is requesting ratification in order to obtain the views of the Company’s stockholders. If the appointment is not ratified, the Audit Committee will reconsider its selection. Representatives of Ernst & Young are expected to attend the annual meeting, will be afforded an opportunity to make a statement, and will be available to respond to appropriate questions.

Ratification of this appointment will require the affirmative vote of the majority of the shares of common stock represented in person or by proxy at the meeting. The Board of Directors recommends a vote FOR ratification of the appointment of Ernst & Young LLP. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Information as to the persons or groups known by the Company to be beneficial owners of more than five percent of the Company’s common stock, as of December 2, 2022, is shown below:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
The Hormel Foundation 329 North Main Street, Suite 102L, Austin, Minnesota 55912	256,433,116(1)	46.94%
The Vanguard Group, Inc. 100 Vanguard Blvd., Malvern, Pennsylvania 19355	32,953,376(2)	6.03%
State Street Corporation One Lincoln Street, Boston, Massachusetts 02111	29,458,291(3)	5.39%
BlackRock, Inc. 55 East 52nd Street, New York, New York 10055	28,688,282(4)	5.25%

(1)	The Hormel Foundation (“Foundation”) holds 29,909,612 of such shares as individual owner and 226,523,504 of such shares as trustee of various trusts. The Foundation, as trustee, votes the shares held in trust. The Foundation has a remainder interest in all of the shares held in trust. The remainder interest consists of principal and accumulated income in various trusts. These interests are to be distributed when the trusts terminate upon the death of designated beneficiaries, or upon the expiration of twenty-one years after the death of such designated beneficiaries.

The Foundation was converted from a private foundation to a public foundation on December 1, 1980. The Certificate of Incorporation and Bylaws of the Foundation provide for a Board of Directors, a majority of whom represent nonprofit agencies to be given support by the Foundation. Each member of the Board of Directors of the Foundation has equal voting rights. Members of the Board of Directors of the Foundation are: Chair, Jeffrey M. Ettinger, former Chairman of the Board, President and CEO of Hormel Foods; Vice Chair, Bonnie B. Rietz, former Mayor of the City of Austin; Treasurer, Roland G. Gentzler, former Vice President, Finance and Treasurer of Hormel Foods; Secretary, Steven T. Rizzi, Jr., Attorney, Austin; Gema J. Alvarado-Guerrero, Interim Executive Director, Parenting Resource Center, Inc., Austin, appointed by the Parenting Resource Center; Dr. Adenuga O. Atewologun, President, Riverland Community College, appointed by the Riverland Community College Austin campus; Diane B. Baker, CEO of YMCA of Austin, Minnesota, appointed by the YMCA of Austin; Dr. Mark R. Ciota, former President and Chief Executive Officer of Mayo Clinic Health System-Albert Lea and Austin, appointed by Mayo Clinic Health System-Austin; Dr. Robert C. Clarke, Executive Director, The Hormel Institute, Austin, appointed by the University of Minnesota, Hormel Institute; Thomas J. Dankert, Director of Administrative Services for the City of Austin, appointed by the City of Austin; Nitaya C. Jandragholica, Cultural Liaison and Spanish Interpreter, Mower County; Michelle M. King, Attorney, Austin; Randall J. Kramer, Certified Financial Planner, Austin; Molly S. Lanke, Executive Director, United Way of Mower County, Inc., appointed by the United Way of Mower County; Dr. Joey M-H Page, Superintendent of Austin Public Schools, appointed by Austin Public Schools; Richard R. Pavek, Executive Director, Cedar Valley Services, Inc., Austin, appointed by Cedar Valley Services; Larry J. Pfeil, former Vice President, Engineering of Hormel Foods; James P. Snee, Chairman of the Board, President and CEO of Hormel Foods; and Major Jeffrey L. Strickler, Commanding Officer, The Salvation Army of Austin, appointed by the Salvation Army of Austin.

(2)	Based on information provided in Amendment No. 5 to a Schedule 13G filed with the Securities and Exchange Commission on February 10, 2022, The Vanguard Group, Inc. reported it has shared power to vote 466,103 shares, sole power to dispose of 31,779,811 shares, and shared power to dispose of 1,173,565 shares.

(3)	Based on information provided in an amended Schedule 13G filed with the Securities and Exchange Commission on February 14, 2022, State Street Corporation reported it has shared power to vote 25,758,070 shares and shared power to dispose of 29,420,971 shares.

(4)	Based on information provided in Amendment No. 2 to a Schedule 13G filed with the Securities and Exchange Commission on February 1, 2022, BlackRock, Inc. reported it has sole power to vote 25,279,760 shares and sole power to dispose of 28,688,282 shares.

SECURITY OWNERSHIP OF MANAGEMENT

Information as to beneficial ownership of the Company’s common stock by directors, nominees, executive officers of the Company named in the Summary Compensation Table on page 27, and all current directors and executive officers of the

15

Company as a group as of December 2, 2022, is shown below:

	Amount and Nature of Beneficial Ownership
Name of Beneficial Owner	Shares(1)	Right to Acquire Within 60 Days(2)	Percent of Class
Prama Bhatt	11,426	-	*
Gary C. Bhojwani	45,185	-	*
Deanna T. Brady(3)	48,256	304,033	*
Mark A. Coffey(3)	51,226	200,308	*
Terrell K. Crews	100,804	-	*
Stephen M. Lacy	73,351	-	*
Lori J. Marco(3)	27,001	222,242	*
Elsa A. Murano	105,169	-	*
Susan K. Nestegard	96,831	-	*
William A. Newlands	19,683	-	*
Christopher J. Policinski	86,879	-	*
Jose Luis Prado	22,046	-	*
James N. Sheehan(3)(4)	160,901	256,950	*
Jacinth C. Smiley(3)	-	24,075	*
Sally J. Smith	58,990	-	*
James P. Snee(3)	209,166	1,270,840	*
Steven A. White	57,032	-	*
All Directors and Executive Officers as a Group (27 persons)(3)	1,164,190	2,892,388	0.81%

* One percent or less.

(1)	Except as otherwise indicated and subject to applicable community property and similar statutes, the persons listed as beneficial owners of the shares of the Company’s common stock have sole voting and investment powers with respect to the shares. None of the shares are pledged as security. Holdings are rounded to the nearest full share.

(2)	Consists of shares subject to options exercisable on or within 60 days of December 2, 2022, RSUs which vest pursuant to the vesting schedule on or within 60 days of December 2, 2022, and RSUs eligible for vesting due to a qualified retirement on or within 60 days of December 2, 2022.

(3)	Shares listed as beneficially owned include, where applicable, shares allocated to participants’ accounts under the Hormel Tax Deferred Investment Plan A – 401(k), and a pro-rata share of unallocated shares held in the Company’s Joint Earnings Profit Sharing Trust for the benefit of participants.

(4)	Includes 57,516 shares of the Company’s common stock beneficially owned by members of Mr. Sheehan’s household.

EXECUTIVE COMPENSATION

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis that follows this report. Based on this review and discussion, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended October 30, 2022.

THE COMPENSATION COMMITTEE

Stephen M. Lacy, Chair	Christopher J. Policinski
Gary C. Bhojwani	Sally J. Smith
William A. Newlands	Steven A. White

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation program aims to attract, retain, and reward high caliber management talent who will lead our business and drive long-term stockholder value. This CD&A outlines our 2022 executive compensation philosophy and

16

objectives, describes the elements of our executive compensation program, and explains how the Compensation Committee of the Board of Directors arrived at its compensation decisions for our 2022 named executive officers (“NEOs”) listed below:

NEO	Position/Title
James. P. Snee	Chairman of the Board, President and Chief Executive Officer
Deanna T. Brady	Executive Vice President, Retail(1)
Jacinth C. Smiley	Executive Vice President and Chief Financial Officer(2)
Lori J. Marco	Senior Vice President, External Affairs, and General Counsel
Mark A. Coffey	Group Vice President, Supply Chain
James N. Sheehan	Former Executive Vice President and Chief Financial Officer(3)

(1)	Ms. Brady assumed this position effective October 31, 2022. She was Executive Vice President, Refrigerated Foods, through October 30, 2022.

(2)	Ms. Smiley assumed this position effective January 1, 2022. She was Group Vice President, Corporate Strategy, through December 31, 2021.

(3)	Mr. Sheehan retired on December 31, 2021.

Executive Summary

2022 Business Highlights

Performance Results

The Compensation Committee believes the Company’s executive compensation programs have been effective at incenting the achievement of strong financial performance and long-term returns to stockholders. Fiscal 2022 net sales were a record $12.5 billion. Fiscal 2022 net earnings were slightly under $1.0 billion, with $1.82 diluted EPS. The Company overcame challenging operating conditions in fiscal 2022 to achieve its third consecutive year of record sales and the second most profitable year in its history. Our fourth quarter earnings release and annual report provide more details on the Company’s financial performance.

The Company’s financial performance has led to superior returns to the Company’s stockholders over a longer-term horizon.  The chart below shows how the Company’s stock outperformed the Dow-Jones Industrials 30 Stock Average, the Standard & Poor’s 500 Index, and the Standard & Poor’s 500 Packaged Foods and Meats Index in total return for the five-year and ten-year periods ended October 28, 2022, the last trading day in fiscal 2022.

COMPARISON OF TOTAL RETURN*
Ended 10/28/2022	1-Year	2-Year	3-Year	5-Year	10-Year
Hormel Foods	13.4%	-0.6%	7.2%	11.4%	14.5%
Dow-Jones Industrials 30 Stock Average	-8.3%	7.7%	6.8%	7.0%	9.6%
S & P 500	-14.0%	7.7%	10.7%	10.6%	12.9%
S & P 500 Packaged Foods and Meats	16.3%	10.3%	10.9%	7.7%	9.9%

* The chart indicates total stockholder return for each period based on a $100 investment in the stock or index, including reinvestment of dividends.

In fiscal 2022, the Company paid a record amount of dividends to stockholders. In November 2022, the Company announced a $0.06 per share (5.8%) increase to its annual dividend rate, making the new dividend $1.10 per share. This represents the 57th consecutive annual dividend increase.

2022 Say-on-Pay

At the 2022 Annual Meeting of Stockholders, the Company provided stockholders an advisory vote on executive compensation. The stockholders approved, on an advisory basis, the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2022 annual meeting proxy statement. Of the shares voted for or against the Company’s executive compensation, 97.49% voted in favor.

The Compensation Committee took into account the result of the stockholder vote in determining executive compensation policies and decisions since that vote. The Committee viewed the vote as an expression of the stockholders’ general satisfaction with the Company’s current executive compensation programs. While the Committee considered this stockholder satisfaction in determining to continue the Company’s executive compensation programs for fiscal 2023, decisions regarding incremental changes in individual compensation were made in consideration of the factors described below.

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Consistent with the stockholders’ preference expressed in voting at the 2017 Annual Meeting of Stockholders, the Company’s Board of Directors determined that an advisory vote on the compensation of the Company’s NEOs will be conducted every year. The Board will take into account the result of the stockholder advisory vote on the frequency of the vote on NEO compensation at this meeting (see Item 4 on page 38) when determining the frequency of future advisory votes.

2022 Compensation Decisions and Outcomes

The Compensation Committee took several actions in 2022 to ensure market-competitive NEO compensation, emphasizing performance-based compensation programs tied directly to value creation for the Company’s stockholders. The Committee approved salary increases, Operators’ Shares grants, annual incentive plan (“AIP”) award target amounts, long-term incentive plan (“LTIP”) performance awards, restricted stock units (“RSUs”) awards, and stock option grants for the NEOs and other key executives. The resulting fiscal 2022 compensation levels for the NEOs are detailed in the Summary Compensation Table on page 27 and the supporting tables that follow. At target performance, NEO total direct compensation is approximately the median of market consensus data.

Based on our actual performance results for fiscal 2022, NEO compensation relative to target was as follows:

•	Operators’ Shares were 7% below target, tied directly to the Company’s underachievement on EPS;

•	Actual AIP payouts for the NEOs were 86% of target, on average. As described below, 2022 AIP awards were tied to the achievement of a combination of Company EBIT, Segment Profit, Net Sales, Asset Management performance results, and ESG metrics; and

•	The performance period for the LTIP awards made in 2019 ended June 30, 2022. The Company’s three-year total shareholder return was at the 54.5 percentile of its peer group, generating a payout of 109.1% of target.

Best Compensation Governance Practices

Our executive pay program accomplishes our goals by incorporating certain pay practices while avoiding other, more problematic or controversial practices.

What We Do		What We Don’t Do
✓	Place a heavy emphasis on variable, performance-based compensation	×	No significant perquisites
✓	Have robust stock ownership guidelines	×	No employment agreements, severance or related tax gross ups
✓	Use a mix of relative and absolute financial performance metrics	×	No pledging or hedging of stock
✓	Use an independent, external compensation consultant	×	No repricing or exchange of underwater options(1)
✓	Hold an annual say-on-pay vote	×	No dividends are paid on unvested RSUs. Dividend
✓	Maintain a clawback policy in the event of a material financial restatement		equivalents in the form of additional RSUs are only payable to the extent the RSUs ultimately vest

(1)	Our Incentive Compensation Plan prohibits repricing or exchange of underwater options without stockholder approval.

What Guides Our Program

The Compensation Committee establishes and administers the compensation and benefit programs for executive officers. The Committee consists exclusively of nonemployee, independent directors. The Committee uses a compensation consultant, Pearl Meyer, to provide compensation advice independent of Company executives. The Committee determined the consultant’s work did not raise any conflict of interest. Pearl Meyer does not provide any additional consulting services to the Company. The Committee and its consultant work with senior management to implement and monitor the programs the Committee approves.

Compensation Objectives

The Company’s executive compensation programs are designed to achieve two primary goals:

•	Attract and retain highly qualified executive officers; and

•	Incent the behavior of executive officers to create stockholder value.

These two goals are achieved by providing a competitive total compensation program that offers competitive “fixed pay” (i.e., base salary and benefits) along with “variable, performance-based pay” designed to pay for performance.

Total compensation for executive officers is leveraged toward performance-based compensation rather than base salary. Performance-based compensation is comprised of both short-term and long-term incentives. An appropriate balance of short-term and long-term incentives assures executive officers are properly balancing the need for consistent annual

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performance with the need for improved long-term performance. This compensation balance provides both downside risk and upside opportunity for Company performance.

Principal Components of Pay

The Company’s target pay positioning reflects the strong pay-for-performance philosophy. The Compensation Committee considers several factors in its review and approval of overall target compensation, including market competitive pay, individual performance and internal equity. In addition to reviewing target pay levels, the Committee also considers the range of potential payouts under the plans as well as balancing long-term and short-term performance. As indicated in the table below, target pay levels and incentive plans are designed to create alignment between actual relative pay and relative performance.

Pay Component	Performance Factors	Performance Time Horizon	Performance Leverage	% of Target Total Direct Compensation for NEOs
Base Salary	Individual performance	Annual	Low	10 – 25%
Operators’ Shares	Company EPS	Annual	Low/Moderate	5 – 15%
AIP	Company EBIT, segment profit, net sales, ESG, and asset management	Annual	Moderate/High	15 – 25%
LTIP	Relative total shareholder return performance	3-year performance period	Moderate/High	15 – 35%
Stock Options	Stock price growth	4-year vesting; 10-year term	High	13 – 20%
RSUs	Stock price	3-year vesting	Low/Moderate	13 – 20%

The Hormel Foods Corporation 2018 Incentive Compensation Plan (“Incentive Compensation Plan”) is administered by the Compensation Committee and is utilized for both short-term and long-term and for both cash and equity compensation programs. The Incentive Compensation Plan allows the Committee to grant the NEOs different types of incentive awards.

How Compensation Decisions are Made

The Compensation Committee reviews and approves recommendations for pay changes for a group of key executives who hold senior positions within the Company, including all the Company’s executive officers (the CEO and such executives, collectively, the “Senior Management Group”). Each year, the Committee asks its outside consultant to update the competitive analysis for each of these positions.

For the Senior Management Group, the consultant develops “market consensus” data using both a peer group of companies similar to the Company in size and industry (listed below) and a combination of several compensation surveys. The use of peer group data (1) provides the Committee with more specific information regarding market practices than is available from surveys and (2) allows the Committee to compare the Company’s relative pay positioning in relation to the Company’s relative performance positioning to ensure a proper pay-for-performance alignment. The use of survey data (1) provides information based on specific position responsibilities rather than pay level and (2) provides pay information for positions that fall below the NEOs. The consultant works with the Company’s Senior Vice President of Human Resources to ensure a proper understanding of the roles, responsibilities and revenue scope of each position reviewed.

Hormel Foods Compensation Peer Group
Campbell Soup Company ConAgra Brands, Inc. Flowers Foods, Inc. Fresh Del Monte Produce Inc. General Mills, Inc. Hain Celestial Group, Inc. Hershey Company J.M. Smucker Company Kellogg Company

Kraft Heinz Company

McCormick & Company, Inc.

Mondelez International, Inc.

Pilgrim’s Pride Corporation

Post Holdings, Inc.

Sanderson Farms, Inc.

Seaboard Corporation

TreeHouse Foods, Inc.

Tyson Foods, Inc.

2021/2022 Fiscal Year Data ($ in millions) Revenues Market Capitalization	Hormel Foods (Fiscal 2021) $11,386 $25,649	25th Percentile $5,156 $4,878	Median $8,767 $14,842	75th Percentile $14,628 $27,166

The Committee has established a separate performance peer group for purposes of measuring relative total shareholder return, called the “LTIP Peer Companies.” The companies in the above Compensation Peer Group are different than the

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LTIP Peer Companies because the purpose of each list is different. The Compensation Peer Group consists of food companies which are more similar in size to the Company. The LTIP Peer Companies consist of a broader group of food and beverage companies that are used to determine relative total shareholder return performance. This broader group assures there will be a sufficient number of comparison companies at the end of the three-year LTIP performance cycle if some of the companies are acquired, go bankrupt or are eliminated due to unforeseen events. The LTIP Peer Companies are listed on page 23.

In July of each year, the Committee reviews and approves the Compensation Peer Group and the LTIP Peer Companies with input from the consultant. The Compensation Peer Group listed above was approved in July 2022 and is the same as the Compensation Peer Group approved in July 2021.

Upon completing the competitive analysis, the consultant provides the Committee with a report of the relative pay and performance findings. Based on the results of this analysis, the Committee discusses strategic goals for the program and establishes broad parameters for annual pay decisions, including overall pay mix. The consultant then works with the CEO and the Senior Vice President of Human Resources to develop an initial set of recommendations for annual pay decisions, consistent with the guidelines established by the Committee. The consultant presents preliminary recommendations based on each executive’s market positioning and relative internal positioning. The CEO and Senior Vice President of Human Resources then modify those recommendations based on their assessment of each individual’s performance and contribution. The initial results are submitted to the Committee for review and discussion. Based on the Committee’s discussion, modifications are made to the initial recommendations and the Committee approves the final recommendations at a subsequent meeting. The CEO does not participate in the Committee’s process for establishing the CEO’s compensation.

The Executive Compensation Program in Detail

Base Salary

Base salary levels are the fixed portion of the executive compensation package. Base salary levels typically represent less than 25% of an executive officer’s total direct compensation. Salary levels are based on competitive pay levels and the executive’s experience, responsibilities and performance. In keeping with the Company’s focus on paying for performance, base salaries are generally below competitive median levels.

Operators’ Share Incentive Plan

Why Operators’ Shares?

The Hormel Foods Corporation 2018 Operators’ Share Incentive Compensation Subplan pursuant to the Incentive Compensation Plan (“Operators’ Share Plan”) is a short-term incentive. The basic concept of the Operators’ Share Plan structure has been in place since 1932.

This annual cash incentive plan rewards employee participants for Company financial performance, as measured by earnings per share (“EPS”). The Operators’ Share Plan rewards employees as the EPS of the Company rises over time. Improved EPS, over time, results in an increase in the stock price, which improves stockholder value.

How the Plan Works

Upon initial eligibility for plan participation, an employee receives a grant of Operators’ Shares. Operators’ Shares are phantom units, not actual shares of stock or the right to receive the value of stock. Operators’ Shares represent the right to receive performance-based cash compensation under the Operators’ Share Plan.

The Compensation Committee determines grants of Operators’ Shares to the Senior Management Group. Operators’ Shares are awarded at a level that results in competitive total annual cash compensation relative to market pay levels, taking into consideration length of service and performance. The total of an executive officer’s base pay plus the projected value of the Operators’ Shares is generally at the 50th percentile of the market for base pay.

During the year, participants receive “dividend equivalents.” These are cash payments equal to declared dividends multiplied by the number of Operators’ Shares held.

Following the end of each fiscal year, the Company calculates each participant’s Operators’ Share Plan award. This is done by multiplying the Company’s annual EPS by the number of Operators’ Shares identified for that participant. This award is decreased by the total amount of dividend equivalents paid during the year to determine the final Operators’ Shares payment.

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Annual Incentive Plan

Why AIP?

The AIP is a short-term incentive granted under the Incentive Compensation Plan.  The AIP is an annual cash incentive program that rewards participants for the Company's financial performance.  The AIP rewards achievement of growth and profit objectives, key ESG metric initiatives, and asset management. The Compensation Committee believes the AIP further aligns performance pay to key drivers of the Company’s financial success.

How the Program Works

Our executive compensation program emphasizes variable pay that aligns compensation with performance and stockholder value. For the NEOs, the mix of compensation elements has always been heavily weighted toward variable, performance-based compensation, and the AIP has a strong focus on profitability and returns as well as progress towards ESG metric initiatives. Performance goals for financial elements are based on the annual operating plan approved by the Board of Directors. AIP awards for NEOs are based on the following:

The CEO’s goal is based 80% on EBIT for the consolidated Company, 10% Net Sales for the Company, and 10% based on achievement of key ESG metric initiatives, such as inclusion and diversity. Participants who are heads of one of the Company’s segments (Grocery Products, Refrigerated Foods, Jennie-O Turkey Store, and International & Other) have their goal weighted, with 25% based on segment profit for their particular segment, 10% based on Net Sales for their segment, 55% based on EBIT for the consolidated Company, and 10% based on achievement toward Total Company ESG metrics. All other NEOs have their goal based on EBIT, Net Sales, and ESG metrics for the consolidated Company.

For EBIT, Segment Profit, and Net Sales, threshold begins at 80% achievement of plan with a 50% target payout; 100% payout when plan is achieved; and 200% payout at 120% achievement of plan (this was changed to 110% achievement of plan for fiscal 2023 for EBIT and Total Company Net Sales). Awards are interpolated between the discrete percentages. The ESG metrics payout ranges are 0-200% based upon improvement in our ESG metrics.

Target award amounts under the AIP for the Senior Management Group are determined by the Committee and will vary based on the participant’s position within the Company and the competitive market rate. Performance levels at threshold, target, and maximum, and their payout levels are established at the beginning of the fiscal year. Payouts are a percentage of target as follows:

	EBIT/Segment Profit/Net Sales as a % of Plan	Payout as a % of Target
	> 120%	200%
Maximum	120%	200%
Target	100%	100%
Threshold	80%	50%
	< 80%	0%

Awards are interpolated for EBIT, Segment Profit, and Net Sales between the discrete percentages.

The AIP modifier is a secondary measure applied to the AIP award. This modifier is based on Return on Assets (“ROA”). ROA is calculated by dividing net earnings by average total assets relative to the annual operating plan. The ROA modifier may increase or decrease the payouts associated with EBIT and Segment Profit. ROA within 90% to 110% of the plan will have no impact on the payout. ROA below 90% of the plan will decrease the payouts by 20%. ROA above 110% of the plan will increase the payout by 20%.

The maximum payout under the AIP will remain 200% of the target incentive. The Committee retains discretion to adjust the amount of any award payout.

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The Committee has authority to modify a performance period and/or make adjustments to or waive the achievement of performance goals for unusual or infrequently occurring events.

The fiscal 2022 AIP payout percentage varied for the NEOs, based upon the Total Company results and/or their segment results, as follows:

	Target Incentive	Incentive Payment	AIP Payout % of Target
James P. Snee	$1,600,000	$1,369,600	86%
Deanna T. Brady	$475,000	$418,475	88%
Jacinth C. Smiley	$515,000	$440,840	86%
Lori J. Marco	$270,000	$231,120	86%
Mark A. Coffey	$285,000	$243,960	86%
James N. Sheehan	$500,000	$74,077*	86%

* Denotes partial year payment

The Jennie-O Turkey Store segment achieved its segment profit goal for fiscal 2022, but the Total Company along with the Grocery Products, International and Refrigerated Foods segments did not. The resulting payout percentages represent this performance. The Total Company EBIT goal for fiscal 2022 was $1,373,438,000. The Total Company’s actual EBIT performance was $1,312,367,000, resulting in 96% achievement of the EBIT goal. The Total Company ROA goal for fiscal year 2022 was 8.4% and remained 8.4% after an adjustment for the strategic deferral of planned early debt repayment. The Total Company’s actual ROA was 7.7%, resulting in 92% achievement of the ROA goal. Since the actual achievement fell within the 90% to 110% range, no payout modifier was applied. Total Company Net Sales goal for fiscal 2022 was $12,096,961,000. The Total Company’s actual Net Sales performance was $12,458,806,000, resulting in 103% achievement of the Net Sales goal. The ESG initiatives are based on overall belonging scores and the representation of women and underrepresented minorities in salaried positions. Actual achievement of the ESG initiatives were below goal in all cases, resulting in a cumulative payout that was 21% of the full target opportunity.

SEC rules provide that the Company does not have to disclose confidential financial information if doing so would result in competitive harm to the Company. Segment profit targets and results are competitively sensitive information that the Company maintains as confidential and proprietary information and does not publicly disclose. The Committee believes disclosure of such information would result in competitive harm to the Company.

The target-level goals can be characterized as “strong performance,” meaning that based on historical performance, although attainment of this performance level is uncertain, it can be reasonably anticipated that target performance may be achieved, while the threshold goals are more likely to be achieved and the maximum goals represent more aggressive levels of performance.

Long-Term Incentive Plan

Why LTIP Performance Awards?

LTIP performance awards granted under the Incentive Compensation Plan are designed to provide a small group of key employees selected by the Compensation Committee with an incentive to maximize stockholder value. LTIP performance awards granted in fiscal 2022 provide an additional incentive opportunity based on the Company’s long-term “Total Shareholder Return” performance compared to its peers. The Committee feels that the relative performance nature of these LTIP awards balances the absolute performance of the stock options and recognizes the cyclicality of the business. In other words, if the Company underperforms versus peers in a very strong market, the options may be valuable, but the LTIP awards will be worthless. Conversely, if the Company outperforms its peers in a very weak market, the options may be worthless, but the LTIP awards would generate a reward.

How the LTIP Performance Awards Work

“Total Shareholder Return” measures the increase in stock price and any reinvested dividends. Each participant, including the NEOs, is given a target dollar award opportunity for the three-year performance period. In selecting the cash incentive target for each participant, the Committee considers the responsibilities of the employee, his or her contributions to the Company’s success, and competitive market data.

In July 2022, the annual LTIP performance awards were granted. The performance cycle for each award is three years and participants can have up to three overlapping LTIP performance awards at any time. If, during any three-year performance cycle, a subsequent target award is increased or decreased due to a promotion or job change, that change will be applied to any existing target awards as of the subsequent award’s effective date.

If the Company’s actual Total Shareholder Return for the three-year period is at the 50th percentile of the peer group, then the target award is earned. If the Company’s actual Total Shareholder Return ranks highest among the peers, then the

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award payout equals three times the target opportunity. No award is paid unless actual Total Shareholder Return is above the 25th percentile of the peers. Awards will be interpolated for Company performance between the discrete points. The Committee retains discretion to reduce the amount of any award payout. The peer group for LTIP awards granted in fiscal 2022 consists of 21 publicly traded companies in the food industry, listed below.

LTIP Peer Companies
Campbell Soup Company Clorox Company Coca-Cola Company	Hain Celestial Group, Inc. Hershey Company J.M. Smucker Company	PepsiCo Inc. Pilgrim’s Pride Corporation Post Holdings, Inc.
ConAgra Brands, Inc. Flowers Foods, Inc. Fresh Del Monte Produce Inc.	Kellogg Company Kraft Heinz Company McCormick & Company, Inc.	Sanderson Farms, Inc. Seaboard Corporation TreeHouse Foods, Inc.
General Mills, Inc.	Mondelez International, Inc.	Tyson Foods, Inc.

The LTIP Peer Companies listed above were approved in July 2022 and are the same as the LTIP Peer Companies approved in July 2021.

For the LTIP performance period of June 10, 2019 through June 30, 2022, the Company’s Total Shareholder Return was at the 54.5 percentile of its peer group, resulting in a payout at 109.1% of the target awards.

Stock Incentives

Why Stock?

The Incentive Compensation Plan also allows the Compensation Committee to grant several types of equity awards, including stock options, restricted stock and other stock-based awards. Stock options are intended to provide long-term performance-based compensation tied specifically to increases in the price of the Company’s stock, aligning the financial interests of executives and stockholders. By comparison, RSUs convey real, immediate value to participants as of the grant date, thereby providing much stronger retention incentive than other compensation vehicles. The total equity award value for executive officers is delivered 50% in the stock options and 50% in RSUs.

Stock options typically vest equally over a four-year period and have a term of ten years. This extended vesting period and term encourage executives to balance how business decisions made in the near-term affect the Company’s long-term stock price performance. RSUs have a three-year cliff vesting schedule, which serves as a retention incentive. Stock options and RSUs are granted annually, effective on the first Tuesday of December, for all eligible employees except the CEO. This practice ensures that grant dates cannot be manipulated for a more favorable exercise price or market price. The Committee determined to make the CEO’s stock option and RSUs grants effective the same date as the nonemployee directors’ restricted share grants, February 1. This date was chosen because it falls shortly after conclusion of the annual CEO evaluation process. Stock options are always granted at the market price of the Company’s stock at the date of grant.

RSUs are credited with dividend equivalents in the form of additional RSUs each time a cash dividend is paid on our common stock. The declared dividends multiplied by the number of RSUs held are deemed reinvested in additional RSUs based on the market value of our common stock on the dividend payment date. Such additional RSUs are subject to the same terms as the underlying RSUs, including the timing of vesting.

How Awards are Determined

The Committee determines, with the assistance of its independent outside consultant, the number of options and RSUs to be granted to the Senior Management Group. The CEO adds his input and recommendations regarding grants to members of the Senior Management Group (other than himself). The Committee reviews such recommendations and determines all final option and RSU grants to the Senior Management Group.

Option and RSUs awards generally reflect the Committee’s assessment of the influence an employee’s position has on stockholder value. The number of options and/or RSUs awarded may vary up or down from prior year awards based on the level of an individual executive officer’s contribution to the Company in a particular year, determined in part on the recommendation of the CEO. The Committee’s determination of option and RSUs grants in fiscal 2022 and in past years took into consideration the individual’s contributions to the Company during the last fiscal year, potential for contributions in the future, and as a component of competitive total compensation based on market data.

Other Compensation-Related Policies, Practices and Guidelines

Stock Ownership Guidelines

The Company’s officers are required to hold Company stock with a value equivalent to 1.5 to 5 times their five-year average annual base salary. The required stock ownership value is divided by the five-year average Company stock price,

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based on fiscal year end prices, to calculate the number of shares to be held. The Company’s officers must hold all shares of Company stock acquired (net of shares withheld or sold to fund an option exercise or satisfy withholding taxes) until their stock ownership guidelines have been met. See “Stock Ownership Guidelines” on page 8 for more information on the Company’s stock ownership guidelines.

Stock Pledging and Hedging Policies

The Company has a pledging policy which prohibits officers from holding Company stock in a margin account or pledging Company stock as collateral for a loan. The Company has also adopted a policy prohibiting hedging of the Company’s securities. See “Stock Pledging and Hedging Policies” on page 9 for the Company’s pledging and hedging policies.

Clawback Policy

The Compensation Committee has adopted a “clawback” policy which provides for recoupment of incentive compensation in certain circumstances. If the Company restates its reported financial results for reasons other than a restatement required by a change in applicable accounting standards, the Board will review the bonus and other awards made to the executive officers based on financial results during the period subject to the restatement and, to the extent practicable under applicable law, the Company will seek to recover or cancel any such awards which were awarded as a result of achieving performance targets that would not have been met under the restated financial results.

Pension Plan

The Company maintains noncontributory defined benefit pension plans covering substantially all salaried employees.

The Salaried Employees Pension Plan (“Pension Plan”) consists of two parts, a base benefit and a supplemental benefit. Pension benefits are based on average annual compensation and utilize covered compensation as a supplemental benefit. The base benefit will be an 8% or 10% credit for each year of service after January 1, 2017. If the sum of the employee age and years of service as of the beginning of the plan year is 75 or less, the employee receives an 8% base pay credit. If it is greater than 75, the employee receives a 10% base pay credit. An annual supplemental credit of 4% for each year is included if average annual compensation is greater than covered compensation at termination of employment.

At termination of employment, the sum of the base pay annual credits is multiplied by the average annual compensation with the result being the base portion of the pension benefit. The sum of supplemental credits is multiplied by the result of the average annual compensation minus covered compensation with the result being the supplemental portion of the pension benefit. The pension benefit is payable in a lump sum or an annuity.

The earliest eligible retirement age is 55 years, after completion of 15 years of service. The base benefit is discounted 0.5% for every month retirement occurs before age 62. However, an employee may retire with 30 years of service after attaining age 60 and avoid the discount on the base benefit. The supplemental benefit is multiplied by an adjustment factor which increases from 0.48 at age 55 to 1.00 at age 65.

On December 31, 2016, the Pension Plan (Traditional Pension Plan) benefit was frozen. The base benefit is 0.95% of the average annual compensation multiplied by the years of benefit service, limited to 40 years, at retirement. The supplemental benefit is 0.65% of average annual compensation less covered compensation multiplied by the years of benefit service, limited to 35 years. Average annual compensation is the average of the highest five years of compensation of the last ten completed calendar years as of December 31, 2016. For this purpose, annual compensation consists of base salary, Operators’ Share Plan payments and AIP payments. Covered compensation is derived from a published table based on year of birth that averages the maximum social security wage bases during the participant’s working life.

The match in the Company’s Tax Deferred Investment Plan A - 401(k) (“401(k) Plan”) covering these employees increased effective October 31, 2016 in conjunction with this modification.

The Pension Plan is being amended in fiscal 2023 to change the benefit formula effective January 1, 2023. The benefit earned between January 1, 2017 and December 31, 2022 will be converted to an actuarially equivalent opening cash balance amount. Beginning January 1, 2023, pension benefits will accrue under a new cash balance formula that provides annual pay credits of 4.5%, 6%, 8% or 10% of eligible pay, depending on age and years of service. Under the cash balance formula, a participant’s account balance will also be credited with annual interest based upon the prevailing market yields on certain U.S. Treasury obligations, with a minimum crediting amount of 2.65%. For the cash balance benefit earned, early retirement commencement discounts will no longer apply. The cash balance pension benefit will remain payable in a lump sum or an annuity.

Supplemental Executive Retirement Plan

Why have a SERP?

The Hormel Supplemental Executive Retirement Plan (“SERP”) provides an annual pension benefit to a select group of management, including all NEOs, based on the same pension formula as the Pension Plan. The SERP bases the benefit on compensation that is not allowable in the Pension Plan. Such compensation includes amounts over the qualified plan compensation limit, currently $305,000, restricted stock awards, and deferrals to nonqualified deferred income plans. Rather than adding a different measure of value, the SERP merely restores the value executives lose under the Pension Plan (described above) due to government limitations.

Nonqualified Deferred Compensation Plan

Why have a NQDCP?

The Company also maintains a supplemental retirement plan to replace the portion of an executive’s pension benefit that cannot be paid under the broad-based plans because of the Internal Revenue Service (“IRS”) limitation. In the same way that the SERP restores the full value of the Pension Plan, the nonqualified deferred compensation plan, the Executive Deferred Income Plan (“NQDCP”), eliminates the IRS limitations on the 401(k) Plan. The Company’s NQDCP permits eligible employees, including all NEOs, to annually defer certain compensation. This compensation includes base salary, Operators’ Shares dividend equivalents and year-end payments, AIP payments, and LTIP payments. The Company makes contributions on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations. The Company also may make discretionary contributions to the participant’s deferral accounts.

Deferrals of cash compensation are credited with deemed investment gains and losses. Similar to a 401(k) plan, the participant may choose from a number of investments, none of which provide above-market interest rates. Payments under the NQDCP are made on the date(s) selected by each participant in accordance with the terms of the plan or on such other date(s) as specified in the plan. Payments relating to deferrals of cash compensation are paid in cash.

In connection with the NQDCP, the Company has created a grantor trust, commonly known as a “rabbi trust.” The Company is under no obligation to further fund this trust and would do so only at its discretion. The assets of the trust are intended to be used to pay benefits under the plan, but the assets of the trust are subject to the claims of general creditors of the Company.

The Compensation Committee believes that the SERP and the NQDCP together provide a competitive retirement package for executives that is consistent with the retirement benefits provided to all Company employees.

Survivor Income Protection Plan

Why have a SIPE?

The Hormel Survivor Income Plan for Executives (“SIPE”) is provided in addition to the life insurance plan which is available to all salaried employees. As with the qualified pension plans, there are limits on the levels of insurance provided under the broad-based plan. The Company offers the SIPE to provide a death benefit commensurate with the income levels of the participants. The SIPE is available to a designated group of management employees, including all NEOs.

The SIPE pays a benefit to the employee’s spouse or dependent child of 60% of average salary (based on a five-year average) for up to 20 years if the eligible employee died while actively employed. If the payment is made to a beneficiary instead of a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or 20 years (for participants joining the SIPE prior to 2000). If the eligible employee died after retirement, payment to the spouse or dependent child is 1% per year of service up to 40% of average salary for 15 years. If the payment is made to a beneficiary, not to a spouse or dependent child, the maximum duration is five years (for participants joining the SIPE in 2000 or after) or ten years (for participants joining the SIPE prior to 2000). The SIPE was amended in fiscal 2009 to discontinue the post-retirement benefit for new officers effective on or after October 26, 2009.

Perquisites

The Company provides limited perquisites to its executive officers. The Company maintains two corporate aircraft, but executive use of the aircraft has been limited to business purposes. While the CEO’s use of corporate aircraft to attend outside public company board meetings is disclosed as a perquisite under SEC rules, the Compensation Committee believes such use of corporate aircraft by the CEO serves an appropriate purpose and has approved that use. Additionally, the Committee has permitted the CEO to use the corporate aircraft for personal travel for health, safety, scheduling of Company business and productivity reasons. The taxable value of this use of corporate aircraft is charged as taxable income to the CEO, in accordance with IRS regulations.

The Company maintains a condominium in Vail, Colorado. The condominium is made available to members of senior management as a vacation destination. The taxable value of the use of this property is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides cars to executive officers. Due to business travel needs, the Company has chosen to provide a Company car in lieu of paying mileage for the use of a personal vehicle. The annual taxable value of the vehicle is charged as taxable income to the employee, in accordance with IRS regulations.

The Company provides a designated group of managers, including executive officers, an annual medical physical. Assuring these key managers are in good health minimizes the chance business operations will be interrupted due to an unexpected health condition.

Tax Deductibility

Due to the enactment of the Tax Cuts and Jobs Act of 2017, compensation paid to our NEOs in excess of $1 million for taxable years beginning after December 31, 2017 (for the Company, beginning in fiscal 2019) will not be deductible. Consequently, performance-based compensation paid in fiscal 2022 to our NEOs in excess of $1 million will not be deductible unless it qualifies for transitional relief applicable to certain binding, written performance-based compensation arrangements that were in place as of November 2, 2017.

To the extent we determine it to be practicable and consistent with our best interests and the interests of our stockholders, we intend to preserve the applicability of transitional relief to existing performance-based compensation awards. However, no assurance can be given that the compensation associated with these awards will qualify for transitional relief, due to ambiguities and uncertainties as to the application and interpretation of revised Section 162(m), the limited IRS guidance issued concerning the application of transitional relief and the related transitional relief requirements.

The Compensation Committee continues to believe that stockholder interests are best served if its discretion and flexibility in structuring and awarding compensation is not restricted, even though some compensation awards may have resulted in the past, and are expected to result in the future, in non-deductible compensation expenses. The Committee’s ability to properly incentivize our executive officers is considered critical to our success and to advancing the interests of our stockholders.

ANALYSIS OF RISK ASSOCIATED WITH OUR COMPENSATION PLANS

In making decisions regarding compensation program design and pay levels, our Compensation Committee and senior management consider many factors, including any potential risks to the Company and its stockholders. Although a significant portion of our executives’ compensation is performance-based and “at-risk,” we believe the Company’s compensation plans are appropriately structured and are not reasonably likely to have a material adverse effect on the Company.

Senior management, with the direction and oversight of the Committee, implements and administers the compensation program for all employees of the Company other than the Senior Management Group.

The Committee, with the assistance of its independent outside consultant, oversees all aspects of the executive compensation program including:

•	Approval of the companies included in the peer group for comparison purposes;

•	Approval of threshold, target and performance goals for short- and long-term incentives;

•	Approval of all pay actions and equity grants for the Senior Management Group; and

•	Establishment of parameters for equity grants to management employees of the Company outside of the Senior Management Group which may be approved by the CEO under authority delegated to him by the Committee.

Specifically, the Committee notes the following design features that mitigate potential risk:

1.	Our short-term variable pay consists of two programs that provide a strong balance of performance measures:

•	The Operators’ Share Plan rewards absolute Company-wide EPS performance. The plan ties all participants to the results of the total Company;

•	The AIP rewards the achievement of operating income and asset management relative to Committee-approved goals;

▪	The inclusion of asset management discourages decisions focused purely on short-term results;

▪	Including both Company-wide and segment measures creates a balance between focus on overall results and a pay-for-performance relationship for executives leading segments; and

▪	The cap on annual payouts mitigates the risk of excessive rewards for temporary, unsustainable results.

2.	Our long-term incentive structure consists of two programs that balance absolute and relative shareholder value creation over a multi-year period:

•	The LTIP performance awards program rewards relative total shareholder return over a three-year performance period;

▪	The relative nature of the measurement mitigates the risk of overpayment for absolute performance that lags industry expectations;

•	The Stock Options vest over a four-year period and RSUs have three-year cliff vesting, and provide reward for the achievement of absolute stock price performance;

▪	Multi-year vesting of options and RSUs mitigates the risk that executives can reap excessive rewards from temporary stock price increases;

•	In addition, executives (and directors) are subject to stock ownership guidelines, which require minimum stock holdings for the duration of the executives’ employment; and

•	Further, the multi-year nature of both plans also serves as a retention tool, mitigating the risk of unwanted executive turnover.

3.	Executive officers’ incentive compensation is subject to recoupment in the event of certain financial restatements to recover amounts that would not have been earned based on the restated financial results.

COMPENSATION OF NAMED EXECUTIVE OFFICERS (NEOs)

The following tables and narrative disclosure should be read in conjunction with the Compensation Discussion and Analysis, which presents the objectives of our executive compensation and benefit programs. The table below presents compensation for our NEOs for fiscal 2022.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
James P. Snee	2022	1,000,000	200	1,750,042	1,749,732	4,733,850	-	244,278	9,478,102
Chairman of the Board, President	2021	1,010,577	200	1,675,044	1,674,704	4,792,500	556,138	248,311	9,957,474
and Chief Executive Officer	2020	966,360	300	1,625,047	1,625,184	5,410,600	439,523	213,116	10,280,130
Deanna T. Brady	2022	466,346	200	375,039	374,967	890,610	-	72,364	2,179,526
Executive Vice President	2021	450,034	200	310,038	309,672	854,368	193,516	71,276	2,189,104
	2020	422,600	300	240,041	240,071	869,595	223,751	63,662	2,060,020
Jacinth C. Smiley	2022	482,692	200	375,039	374,967	766,768	49,923	70,964	2,120,553
Executive Vice President	2021	294,231	-	996,819	175,122	333,527	73,920	100,617	1,974,236
and Chief Financial Officer
Lori J. Marco	2022	370,000	200	190,002	189,874	649,520	-	65,531	1,465,127
Senior Vice President	2021	377,108	200	180,044	180,268	675,180	154,145	57,392	1,624,337
	2020	368,270	300	170,001	170,274	801,450	221,179	73,141	1,804,615
Mark A. Coffey	2022	394,808	200	180,030	180,312	621,762	-	59,220	1,436,332
Group Vice President
James N. Sheehan	2022	90,865	200	-	-	521,432	-	25,264	637,761
Former Executive Vice President	2021	526,435	200	400,012	400,180	1,085,400	398,917	82,975	2,894,119
and Chief Financial Officer	2020	491,340	300	350,020	349,752	1,268,925	396,723	74,123	2,931,183

(1)	Includes amounts voluntarily deferred under the Company’s Tax Deferred Investment Plan A - 401(k) and the Executive Deferred Income Plan.

(2)	Consists of a discretionary bonus that was paid, in the same amount, to all other eligible employees.

(3)	Consists of the aggregate grant date fair value of RSUs granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The grant date fair value is based on the NYSE closing price for the Company’s common stock on the grant date.

(4)	Consists of the aggregate grant date fair value of stock options granted during the fiscal year, calculated in accordance with FASB ASC Topic 718. The grant date fair value is based on the Black-Scholes valuation model. Assumptions used to calculate these amounts are included in Note A, “Summary of Significant Accounting

Policies – Stock-Based Compensation,” and Note M, “Stock-Based Compensation,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2022.

(5)	Consists of Operators’ Share Plan and AIP incentive payments earned during the fiscal year, the majority of which were paid subsequent to fiscal year end, and payouts under the LTIP performance awards, as shown in the table below. For the LTIP performance period June 10, 2019 through June 30, 2022, the Company’s Total Shareholder Return was at the 54.5 percentile of its peer group, resulting in a payout at 109.1% of the target awards. Includes amounts voluntarily deferred under the Executive Deferred Income Plan.

Name	Year	Operators’ Share Plan Payment ($)	AIP Payment ($)	LTIP Payout ($)	Total Non-Equity Incentive Plan Compensation ($)
James P. Snee	2022	364,000	1,369,600	3,000,250	4,733,850
	2021	332,000	1,221,000	3,239,500	4,792,500
	2020	332,000	1,085,000	3,993,600	5,410,600
Deanna T. Brady	2022	145,600	418,475	326,535	890,610
	2021	132,800	359,365	362,203	854,368
	2020	132,800	257,813	478,982	869,595
Jacinth C. Smiley	2022	145,600	440,840	180,328	766,768
	2021	75,170	230,377	27,980	333,527
Lori J. Marco	2022	200,200	231,120	218,200	649,520
	2021	182,600	219,780	272,800	675,180
	2020	182,600	209,250	409,600	801,450
Mark A. Coffey	2022	145,600	243,960	232,202	621,762
James N. Sheehan	2022	25,200	74,077	422,155	521,432
	2021	132,800	407,000	545,600	1,085,400
	2020	132,800	368,125	768,000	1,268,925

(6)	Consists of the annual increase in the actuarial present value of accumulated benefits under the Pension Plan and the SERP. In fiscal 2022, the annual change in the actuarial present value of accumulated benefits under the Pension Plan and the SERP was a negative amount for the following NEOs: Mr. Snee – ($1,282,399); Ms. Brady – ($671,820); Ms. Marco – ($678,308); Mr. Coffey – ($793,428); and Mr. Sheehan – ($787,743). In accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 33. The NEOs had no above-market or preferential earnings on deferred compensation.

(7)	All other compensation for fiscal 2022 includes for all the NEOs (except as noted) the following: (a) Company contributions to the Joint Earnings Profit Sharing Trust on behalf of participants and, for Mr. Sheehan, a Joint Earnings Profit Sharing distribution, (b) Company matching payments of $11,600 under the Hormel Tax Deferred Investment Plan A - 401(k), (c) Company contributions to the Executive Deferred Income Plan on behalf of participants for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations, (d) the aggregate incremental cost to the Company of a vehicle provided for business and personal use, (e) for all the NEOs except for Ms. Brady and Mr. Coffey, the aggregate incremental cost to the Company of use of a Company-owned condominium in Vail, Colorado, (f) for all the NEOs except for Mr. Sheehan, costs of physical medical examinations paid for by the Company, and (g) for Mr. Snee, the aggregate incremental cost to the Company of Mr. Snee’s use of Company aircraft for personal travel.

Company contributions to the Joint Earnings Profit Sharing Trust and the Joint Earnings Profit Sharing distribution to Mr. Sheehan were as follows: Mr. Snee - $32,731; Ms. Brady - $15,547; Ms. Smiley - $14,835; Mr. Coffey - $13,092; Ms. Marco - $12,110; and Mr. Sheehan - $2,974. The Company contributions to the Executive Deferred Income Plan for 401(k) match amounts which could not be contributed to the 401(k) Plan because of IRS limitations were as follows: Mr. Snee - $97,249; Ms. Brady - $27,108; Ms. Smiley - $21,558; Mr. Coffey - $17,614; Ms. Marco - $20,790; and Mr. Sheehan - $1,009.

The aggregate incremental cost to the Company of Mr. Snee’s use of Company aircraft for personal travel was $79,920. This cost includes landing fees, parking, crew travel expenses, aircraft fuel, and maintenance expenses.

The following table describes each stock option and non-equity incentive plan award made to each NEO in fiscal 2022.

GRANTS OF PLAN-BASED AWARDS FOR FISCAL 2022

				Estimated Future Payouts Under Non- Equity Incentive Plan Awards			All Other Stock	All Other		Grant
		Award Approval	Operators' Shares(1)	Threshold	Target	Maximum	Awards: Number of Shares of Stock or Units	Option Awards: Number of Securities Underlying Options	Exercise or Base Price of Option Awards	Date Fair Value of Stock and Option Awards
Name	Grant Date	Date	(#)	($)	($)	($)	(#)	(#)	($/Sh.)	($)
James P. Snee		1/25/2022(1)	200,000		332,000
		1/25/2022(2)		800,000	1,600,000	3,200,000
	2/1/2022(3)	1/25/2022					37,148			1,750,042
	2/1/2022(4)	1/25/2022						209,800	47.11	1,749,732
		7/25/2022(5)		1,750,000	3,500,000	10,500,000
Deanna T. Brady		11/22/2021(1)	80,000		132,800
		11/22/2021(2)		237,500	475,000	950,000
	12/7/2021(3)	11/22/2021					8,839			375,039
	12/7/2021(4)	11/22/2021						54,900	42.43	374,967
		7/25/2022(5)		250,000	500,000	1,500,000
Jacinth C. Smiley		11/22/2021(1)	80,000		132,800
		11/22/2021(2)		257,500	515,000	1,030,000
	12/7/2021(3)	11/22/2021					8,839			375,039
	12/7/2021(4)	11/22/2021						54,900	42.43	374,967
		7/25/2022(5)		225,000	450,000	1,350,000
Lori J. Marco		11/22/2021(1)	110,000		182,600
		11/22/2021(2)		135,000	270,000	540,000
	12/7/2021(3)	11/22/2021					4,478			190,002
	12/7/2021(4)	11/22/2021						27,800	42.43	189,874
		7/25/2022(5)		117,500	235,000	705,000
Mark A. Coffey		11/22/2021(1)	80,000		132,800
		11/22/2021(2)		142,500	285,000	570,000
	12/7/2021(3)	11/22/2021					4,243			180,030
	12/7/2021(4)	11/22/2021						26,400	42.43	180,312
		7/25/2022(5)		137,500	275,000	825,000
James N. Sheehan(6)		11/22/2021(1)	80,000		132,800
		11/22/2021(2)		250,000	500,000	1,000,000

(1)	The “Operators’ Shares” column discloses the number of Operators’ Shares granted to each NEO for fiscal 2022. The “Target” column shows the estimated possible Operators’ Share payment for fiscal 2022 based on fiscal 2021 EPS of $1.66. In accordance with SEC rules, this estimated possible payment is based on the previous fiscal year’s performance since the fiscal 2022 EPS results are not determinable when the award is made at the beginning of fiscal 2022. The actual Operators’ Share payment earned in fiscal 2022 for each NEO based on fiscal 2022 EPS of $1.82 was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 27. See “Operators’ Share Incentive Plan” on page 20 for a description of Operators’ Shares.

(2)	Consists of AIP performance awards granted in fiscal 2022. These awards include target amounts and are subject to threshold and maximum payouts under the AIP. The actual AIP payment earned in fiscal 2022 for each NEO was paid subsequent to fiscal year end and is included under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table on page 27. See “Annual Incentive Plan” on page 21 for a description of the AIP and AIP payouts for fiscal 2022.

(3)	Consists of RSUs granted under the Company’s Incentive Compensation Plan. These RSUs vest in full on the third anniversary of the grant date. The grant date fair value is included under “Stock Awards” in the Summary Compensation Table on page 27. See “Potential Payments Upon Termination or Change-in-Control” on page 34 for a discussion of how RSUs are treated under various termination scenarios.

(4)	Consists of stock options granted under the Company’s Incentive Compensation Plan. These options vest at 25% per year starting on the first anniversary of the grant date. The grant date fair value is included under “Option Awards” in the Summary Compensation Table on page 27. See “Potential Payments Upon Termination or Change-in-Control” on page 34 for a discussion of how stock options are treated under various termination scenarios.
(5)	Consists of LTIP performance awards made in fiscal 2022. The performance period is June 16, 2022 through the 20th trading day after the Company’s second fiscal quarter 2025 earnings release, ending July 15, 2025 at the latest. The actual cash amounts payable at the end of the performance period under these LTIP performance awards, if any, cannot be determined because the amount earned will be based on the Company’s future performance and the future performance of the peer group. See “Long-Term Incentive Plan” on page 22 for a description of the LTIP awards and potential payouts for LTIP awards.
(6)	Mr. Sheehan retired on December 31, 2021. He received Operators’ Share Plan and AIP incentive payments prorated based on his retirement date.

The following table summarizes the total outstanding equity awards as of October 30, 2022 for each of the NEOs.

OUTSTANDING EQUITY AWARDS AT FISCAL 2022 YEAR END

	OPTION AWARDS				STOCK	AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
James P. Snee	107,000	-	37.755	12/1/2025
	277,400	-	35.62	2/1/2027
	365,900	-	34.08	2/1/2028
	251,250	83,750	42.00	2/1/2029
	102,600	102,600	47.43	2/3/2030
	55,675	167,025	46.92	2/1/2031
	-	209,800	47.11	2/1/2032
					36,236	1,701,641
					37,051	1,739,907
					37,728	1,771,726
Deanna T. Brady	51,600	-	26.38	12/2/2024
	39,000	-	37.755	12/1/2025
	51,300	-	33.31	12/6/2026
	46,900	-	37.10	12/5/2027
	26,925	8,975	44.91	12/4/2028
	15,650	15,650	45.54	12/3/2029
	10,350	31,050	47.53	12/1/2030
	-	54,900	42.43	12/7/2031
					5,602	263,048
					6,805	319,565
					9,026	423,884
Jacinth C. Smiley	5,175	15,525	48.34	6/1/2031
	-	54,900	42.43	12/7/2031
					21,289	999,742
					9,026	423,884
Lori J. Marco	41,600	-	37.755	12/1/2025
	51,300	-	33.31	12/6/2026
	46,900	-	37.10	12/5/2027
	25,725	8,575	44.91	12/4/2028
	11,100	11,100	45.54	12/3/2029
	6,025	18,075	47.53	12/1/2030
	-	27,800	42.43	12/7/2031
					3,967	186,295
					3,952	185,576
					4,573	214,747

	OPTION AWARDS				STOCK	AWARDS
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)(2)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(3)(4)	Market Value of Shares or Units of Stock That Have Not Vested ($)(5)
Mark A. Coffey	31,400	-	22.99	12/3/2023

	30,800	-	26.38	12/2/2024
	20,200	-	37.755	12/1/2025
	24,500	-	33.31	12/6/2026
	28,900	-	37.10	12/5/2027
	17,775	5,925	44.91	12/4/2028
	8,450	8,450	45.54	12/3/2029
	4,675	14,025	47.53	12/1/2030
	450	1,350	48.34	6/1/2031
	-	26,400	42.43	12/7/2031
					3,034	142,478
					3,073	144,326
					522	24,495
					321	15,078
					4,333	203,478
James N. Sheehan(6)	40,800	-	33.31	12/6/2026
	86,600	-	37.10	12/5/2027
	51,450	17,150	44.91	12/4/2028
	22,800	22,800	45.54	12/3/2029
	13,375	40,125	47.53	12/1/2030

(1)	Stock option grants generally vest in four equal annual installments, starting with one-fourth of the grant vesting on the first anniversary of the grant date. The stock options have a term of ten years. The grant date is thus ten years prior to the option expiration date shown in this table. Specific vesting dates are listed in footnote 2 below. See “Potential Payments Upon Termination or Change-in-Control” on page 34 for a discussion of how stock options are treated under various termination scenarios.
(2)	The table below shows the vesting schedule for all unexercisable options held as of October 30, 2022. These options vest on the anniversary of the grant date in the year indicated. For example, the December 7, 2021 option grant for Ms. Brady vested as to 13,725 shares on December 7, 2022 and will vest as to 13,725 shares on each of December 7, 2023, December 7, 2024 and December 7, 2025.

VESTING SCHEDULE FOR UNEXERCISABLE OPTIONS

Name	Option Grant Date	Vested in December 2022	Will Vest in 2023	Will Vest in 2024	Will Vest in 2025	Will Vest in 2026
James P. Snee	2/1/2019	-	83,750	-	-	-
	2/3/2020	-	51,300	51,300	-	-
	2/1/2021	-	55,675	55,675	55,675	-
	2/1/2022	-	52,450	52,450	52,450	52,450
Deanna T. Brady	12/4/2018	8,975	-	-	-	-
	12/3/2019	7,825	7,825	-	-	-
	12/1/2020	10,350	10,350	10,350	-	-
	12/7/2021	13,725	13,725	13,725	13,725	-
Jacinth C. Smiley	6/1/2021	-	5,175	5,175	5,175	-
	12/7/2021	13,725	13,725	13,725	13,725	-
Lori J. Marco	12/4/2018	8,575	-	-	-	-
	12/3/2019	5,550	5,550	-	-	-
	12/1/2020	6,025	6,025	6,025	-	-
	12/7/2021	6,950	6,950	6,950	6,950	-

Name	Option Grant Date	Vested in December 2022	Will Vest in 2023	Will Vest in 2024	Will Vest in 2025	Will Vest in 2026
Mark A. Coffey	12/4/2018	5,925	-	-	-	-
	12/3/2019	4,225	4,225	-	-	-
	12/1/2020	4,675	4,675	4,675	-	-
	6/1/2021	-	450	450	450	-
	12/7/2021	6,600	6,600	6,600	6,600	-
James N. Sheehan	12/4/2018	17,150	-	-	-	-
	12/3/2019	11,400	11,400	-	-	-
	12/1/2020	13,375	13,375	13,375	-	-

(3)	Consists of RSUs and includes dividend equivalents in the form of additional RSUs that have accrued during the vesting period. RSUs generally vest in full on the third anniversary of the grant date. Specific vesting dates are noted in footnote 4 below. See “Potential Payments Upon Termination or Change-in-Control” on page 34 for a discussion of how RSUs are treated under various termination scenarios.
(4)	The table below shows the vesting schedule for all RSUs that had not vested as of October 30, 2022. These RSUs vest on the anniversary of the grant date in the year indicated. For example, the December 7, 2021 RSU grant for Ms. Brady will vest on December 7, 2024.

VESTING SCHEDULE FOR RSUs

Name	RSUs Grant Date	Vested in December 2022	Will Vest in 2023	Will Vest in 2024	Will Vest in 2025
James P. Snee	2/3/2020	-	36,236	-	-
	2/1/2021	-	-	37,051	-
	2/1/2022	-	-	-	37,728
Deanna T. Brady	12/3/2019	5,602	-	-	-
	12/1/2020	-	6,805	-	-
	12/7/2021	-	-	9,026	-
Jacinth C. Smiley	6/1/2021	-	-	21,289	-
	12/7/2021	-	-	9,026	-
Mark A. Coffey	12/3/2019	3,034	-	-	-
	12/1/2020	-	3,073	-	-
	12/1/2020	-	522	-	-
	6/1/2021	-	-	321	-
	12/7/2021	-	-	4,333	-
Lori J. Marco	12/3/2019	3,967	-	-	-
	12/1/2020	-	3,952	-	-
	12/7/2021	-	-	4,573	-

(5)	The market value is calculated using the $46.96 closing price of the Company’s stock on October 28, 2022, the last trading day of the fiscal year.
(6)	Mr. Sheehan retired on December 31, 2021, which was a qualified retirement for purposes of his outstanding equity awards. His outstanding stock options continue to vest per the original vesting schedule and retain the original expiration date. Mr. Sheehan’s RSUs vested on his retirement date, including accrued dividend equivalents in the form of additional RSUs, resulting in no RSUs being outstanding at fiscal 2022 year end.

The following table summarizes the option awards exercised and stock awards vested during fiscal 2022 by each of the NEOs.

OPTION EXERCISES AND STOCK VESTED FOR FISCAL 2022

	OPTION AWARDS		STOCK AWARDS
Name	Number of Shares Acquired on Exercise (#)	Value Realized Upon Exercise ($)(1)	Number of Shares Acquired on Vesting (#)(2)	Value Realized On Vesting ($)(3)
James P. Snee	59,600	1,510,860	-	-
Deanna T. Brady	-	-	-	-
Jacinth C. Smiley	-	-	-	-
Lori J. Marco	-	-	-	-
Mark A. Coffey	12,500	432,250	-	-
James N. Sheehan	81,200	1,241,594	16,596	810,045

(1)	Amount is the difference between the market price (current NYSE price or NYSE current day closing price, depending on exercise method) of the Company stock at the time of exercise and the exercise price of the options.
(2)	RSUs vested includes dividend equivalents in the form of additional RSUs that accrued during the vesting period.
(3)	The value realized is calculated using the closing price of the Company’s stock on the vesting date.

The following table shows the present value of accumulated benefits that NEOs are entitled to under the Pension Plan and SERP.

PENSION BENEFITS

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
James P. Snee(1)	Pension Plan	33-6/12	758,398	-
	SERP	33-6/12	2,884,250	-
Deanna T. Brady(1)	Pension Plan	26-2/12	670,857	-
	SERP	26-2/12	1,025,682	-
Jacinth C. Smiley	Pension Plan	1-7/12	52,254	-
	SERP	1-7/12	71,589	-
Lori J. Marco(1)	Pension Plan	18-5/12	375,061	-
	SERP	18-5/12	828,195	-
Mark A. Coffey(1)	Pension Plan	37-4/12	1,092,767	-
	SERP	37-4/12	1,237,103	-
James N. Sheehan(2)	Pension Plan	43-7/12	1,899,654	-
	SERP	43-7/12	3,338,422	623,352

(1)	Mr. Coffey is eligible for retirement under both the Pension Plan and the SERP. Mr. Snee, Ms. Brady and Ms. Marco are eligible for early retirement under both the Pension Plan and the SERP. The retirement provisions of these plans are described under “Pension Plan” on page 24 and “Supplemental Executive Retirement Plan” on page 25.
(2)	Mr. Sheehan retired during fiscal 2022.

In accordance with SEC rules, the present value of accumulated benefits that NEOs are entitled to under these plans was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note G, “Pension and Other Post-retirement Benefits,” of the audited financial statements included in our Annual Report on Form 10-K for the fiscal year ended October 30, 2022. The material terms of these plans are described under “Pension Plan” on page 24 and “Supplemental Executive Retirement Plan” on page 25.

The following table shows information about each NEO’s participation in the Company’s Executive Deferred Income Plan.

NONQUALIFIED DEFERRED COMPENSATION

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(1)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at October 30, 2022 ($)(1)
James P. Snee	140,600	97,249	(431,117)	-	4,309,900
Deanna T. Brady	32,654	27,108	(30,001)	-	285,420
Jacinth C. Smiley	174,422	21,558	(16,547)	-	157,875
Lori J. Marco	51,278	20,790	(174,579)	-	975,646
Mark A. Coffey	-	17,614	(123,317)	-	391,622
James N. Sheehan	-	1,009	1,845	(207,346)	-

(1)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current and prior years:

Name	Amount of Fiscal 2022 Contributions and Earnings Reported as Compensation in Fiscal 2022 Summary Compensation Table ($)	Amounts in “Aggregate Balance at October 30, 2022” Column Reported as Compensation in Summary Compensation Tables for Prior Years ($)
James P. Snee	237,849	3,858,840
Deanna T. Brady	59,762	90,236
Jacinth C. Smiley	195,980	-
Lori J. Marco	72,068	176,902
Mark A. Coffey	17,614	-
James N. Sheehan	1,009	136,074

The material terms of the Company’s Executive Deferred Income Plan are described under “Nonqualified Deferred Compensation Plan” on page 25.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Our executive officers do not have employment or severance agreements with the Company. Consequently, no executive officer has any right to cash severance of any kind, except for Ms. Smiley. The Company’s offer of employment to Ms. Smiley included a severance payment in the event of the involuntary termination without cause of her employment with the Company. This severance payment includes the value of her June 1, 2021 RSU grant, June 1, 2021 stock option grant and three initial prorated LTIP performance awards, to the extent those awards do not vest prior to the termination of her employment.

Our stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

•	All options vest immediately upon death of the executive;

•	Qualified retirement or disability results in the continued vesting of options per the original vesting schedule, except that all options granted under the Company’s 2009 Long-Term Incentive Plan (the “Prior Plan”) vest immediately upon disability;

•	Vesting ends upon voluntary termination of employment and all options expire three months after such termination, except that options granted under the Prior Plan continue to vest during this three month post termination period;

•	Upon a change in control of the Company via a corporate transaction such as a merger, a sale of assets, or a tender or exchange offer, if the options are not continued or replaced by the surviving entity, then the options fully vest and the Compensation Committee may in its discretion permit some or all options to be exchanged for a cash payment;

•	Upon a change in control of the Company that does not involve a corporate transaction, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment;

•	For options granted under the Prior Plan, upon a change in capital structure of the Company, including a change in control of the Company via a merger, a sale of assets, or a tender or exchange offer, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of options or permitting the exchange of options for a cash payment or substitute options;

•	Options are forfeited immediately upon termination for cause; and

•	Options will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company. For options granted under the Prior Plan, options will be cancelled upon rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company and options are forfeited immediately upon breach of a confidentiality or non-compete agreement, as determined by the Compensation Committee. All NEOs have signed the Company’s current form of confidentiality, non-compete, non-solicitation and invention assignment agreement.

Our RSU awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

•	All RSUs vest immediately upon death, qualified retirement or disability of the executive;

•	All unvested RSUs are forfeited upon termination of employment for reasons other than the death, qualified retirement or disability of the executive;

•	Upon a change in control of the Company via a corporate transaction such as a merger, a sale of assets, or a tender or exchange offer, if the RSUs are not continued or replaced by the surviving entity, then the RSUs fully vest and the Compensation Committee may in its discretion permit some or all RSUs to be exchanged for a cash payment;

•	Upon a change in control of the Company that does not involve a corporate transaction, the Compensation Committee may in its discretion take action which the Committee deems appropriate, including accelerating vesting of RSUs or permitting the exchange of RSUs for a cash payment; and

•	RSUs will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company.

Our LTIP performance award agreements include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. These provisions are summarized as follows:

•	Death results in calculation of an award as if the performance period ended on the date of death and payment is made to the employee’s beneficiary of a prorated amount based on the employee’s actual period of employment during the performance period;

•	A change in control of the Company results in calculation of an award as if the performance period ended on the date the change in control occurred and payment of the award to the employee is made without proration;

•	Qualified retirement or disability results in a payment after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment;

•	Termination of employment for any reason other than qualified retirement, disability or death results in forfeiture of all award rights; and

•	LTIP awards will be cancelled upon (1) a material breach of the Company’s Code of Ethical Business Conduct, (2) a breach of any nondisclosure or similar obligation or (3) rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company. For LTIP awards granted under the Prior Plan, awards will be cancelled upon rendering services for any organization or engaging directly or indirectly in any business that is competitive with, prejudicial to or in conflict with the interests of the Company.

The following table shows the potential payment of LTIP performance awards, the potential value of unexercisable stock option awards and the potential value of unvested RSUs for the NEOs upon death, qualified retirement, disability, or change in control of the Company as of October 30, 2022.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL AT FISCAL 2022 YEAR END

	Death	Qualified Retirement or Disability			Change in Control
	Potential	Potential Value or Payment ($)(1)(3)(4)(6)			Potential
	Value or Payment	Threshold	Target	Maximum	Value or Payment
Name	($)(1)(2) (4)(5)	($)	($)	($)	($)(1)(2)(4)(5)(7)
James P. Snee
Stock Options	422,081	-	-	-	422,081
RSUs	5,213,264	5,213,264	5,213,264	5,213,264	5,213,264
LTIP award (6/20-6/23)	-	1,283,750	2,567,500	7,702,500	-
LTIP award (6/21-6/24)	1,027,847	770,500	1,541,000	4,623,000	2,234,450
LTIP award (6/22-6/25)	320,040	210,000	420,000	1,260,000	2,667,000
Total	6,983,232	7,477,514	9,741,764	18,798,764	10,536,795
Deanna T. Brady
Stock Options	289,319	-	-	-	289,319
RSUs	1,006,494	1,006,494	1,006,494	1,006,494	1,006,494
LTIP award (6/20-6/23)	-	122,450	244,900	734,700	-
LTIP award (6/21-6/24)	118,126	88,550	177,100	531,300	256,795
LTIP award (6/22-6/25)	45,720	30,000	60,000	180,000	381,000
Total	1,459,659	1,247,494	1,488,494	2,452,494	1,933,608
Jacinth C. Smiley(8)
Stock Options	248,697	-	-	-	248,697
RSUs	1,423,592	1,423,592	1,423,592	1,423,592	1,423,592
LTIP award (6/20-6/23)	-	124,161	248,321	744,963	-
LTIP award (6/21-6/24)	135,919	101,889	203,777	611,331	295,477
LTIP award (6/22-6/25)	41,148	27,000	54,000	162,000	342,900
Total	1,849,356	1,676,642	1,929,690	2,941,886	2,310,666
Lori J. Marco
Stock Options	159,275	-	-	-	159,275
RSUs	586,624	586,624	586,624	586,624	586,624
LTIP award (6/20-6/23)	-	82,950	165,900	497,700	-
LTIP award (6/21-6/24)	69,035	51,750	103,500	310,500	150,075
LTIP award (6/22-6/25)	21,488	14,100	28,200	84,600	179,070
Total	836,422	735,424	884,224	1,479,424	1,075,044
Mark A. Coffey
Stock Options	24,145	-	-	-	24,145
RSUs	311,298	311,298	311,298	311,298	311,298
LTIP award (6/20-6/23)	-	98,298	196,595	589,785	-
LTIP award (6/21-6/24)	81,307	60,950	121,900	365,700	176,755
LTIP award (6/22-6/25)	25,146	16,500	33,000	99,000	209,550
Total	441,896	487,046	662,793	1,365,783	721,748
James N. Sheehan (9)
Stock Options		-	-	-
RSUs		779,348	779,348	779,348
LTIP award (6/20-6/23)		187,625	375,250	1,125,750
LTIP award (6/21-6/24)		120,750	241,500	724,500
Total		1,087,723	1,396,098	2,629,598

(1)	Stock options are valued based on the difference between the $46.96 closing price of the Company’s stock on October 28, 2022, the last trading day of the fiscal year, and the applicable exercise price of the stock options. Options with an exercise price in excess of the $46.96 closing price on October 28, 2022 have no value for this purpose.

(2)	Amounts shown for stock options represent the value of all unexercisable options. Exercisable options would not be affected by this termination event.

(3)	While unexercisable stock options granted under the Prior Plan vest immediately upon disability, all outstanding options granted under the Prior Plan have vested and are exercisable as of October 30, 2022 and thus would not be affected by this termination event. Unexercisable options granted under the Prior Plan continue to vest per the original vesting schedule upon qualified retirement and such options thus would not be affected by this termination event. Unexercisable options granted under the 2018 Plan continue to vest per the original vesting schedule upon qualified retirement or disability and such options thus would not be affected by these termination events. Exercisable options would not be affected by these termination events.

(4)	RSUs are valued based on the $46.96 closing price of the Company’s stock on October 28, 2022, the last trading day of the fiscal year.

(5)	Payments for LTIP performance awards upon death or change in control of the Company are based on actual Company performance through October 30, 2022. Payments for such awards upon death are prorated based on employment from the beginning of the performance period through October 30, 2022.

(6)	Qualified retirement or disability results in a payment for LTIP performance awards after the end of the performance period equal to the amount that would have been earned over the entire performance period prorated based on the employee’s actual period of employment. These columns thus show the potential threshold, target and maximum payments for such awards, each prorated based on employment from the beginning of the performance period through October 30, 2022. The actual payment would not be determined until after the performance period end date for each award.

(7)	For this table, it is assumed that the Compensation Committee exercised its discretion to accelerate vesting of all options and RSUs upon a change in control of the Company. Alternative assumptions which provide the same result are that the Committee exercised its discretion to permit the exchange of options and RSUs for a cash payment (with a value equal to the difference between the closing price of the Company’s stock on October 28, 2022, the last trading day of the fiscal year, and the applicable exercise price of the stock options and a value equal to that closing price for RSUs) or that the options and RSUs fully vested upon a change in control of the Company via a corporate transaction where the options and RSUs are not continued or replaced by the surviving entity.

(8)	The Company’s offer of employment to Ms. Smiley included a severance payment in the event of the involuntary termination without cause of her employment with the Company. This severance payment includes the value of her June 1, 2021 RSU grant, June 1, 2021 stock option grant and three initial prorated LTIP performance awards, to the extent those awards do not vest prior to the termination of employment. Ms. Smiley’s award for the June 2018 to June 2021 performance cycle vested and was paid out in fiscal 2021 and her award for the June 2019 to June 2022 performance cycle vested and was paid out in fiscal 2022, and thus these awards no longer have value for the severance payment. In addition, one-fourth of Ms. Smiley’s June 1, 2021 stock option grant has vested and thus no longer has value for the severance payment. The total value of Ms. Smiley’s severance payment for this event is $1,326,767 as of October 30, 2022.

(9)	Mr. Sheehan retired on December 31, 2021, which was a qualified retirement for purposes of his incentive awards. This table thus discloses value only for that event.

Following termination of employment for any reason, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under the plans in which they participate. The value of those benefits is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.”

Upon termination of employment caused by the death of an executive officer, the SIPE would provide a death benefit to the executive’s survivors. The value of those benefits is described under “Survivor Income Protection Plan” on page 25.

CEO PAY RATIO DISCLOSURE

We determined that the fiscal 2022 annual total compensation of the median compensated employee of our adjusted employee population employed as of October 30, 2022, other than our CEO, James P. Snee, was $50,369. Mr. Snee’s fiscal 2022 annual total compensation, as reported in the Summary Compensation Table on page 27, was $9,478,102. Therefore, the ratio of our CEO’s annual total compensation to the median employee’s annual total compensation was 188 to 1.

As of October 30, 2022, our total employee population consisted of 20,106 employees, of which 18,546 were located in the United States and 1,560 were located in non-U.S. jurisdictions. Pursuant to SEC rules, we excluded 20 employees from the following countries under the de minimis exemption: Australia (8); Canada (2); Hong Kong (1); Japan (2); Mexico (1); Panama (1); and Philippines (5). After applying this exemption, our adjusted employee population used for purposes of identifying the median employee consisted of 20,086 employees of which 18,546 were located in the United States and 1,540 were located in non-U.S. jurisdictions.

To identify the median compensated employee, we used total cash compensation, including base salary, actual bonus paid and overtime and allowances, as applicable, for fiscal 2022.

This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above.

ITEM 3 – ADVISORY VOTE ON NAMED EXECUTIVE OFFICER (NEO) COMPENSATION

The Company is providing stockholders an advisory vote on NEO compensation as required by Section 14A of the Exchange Act and related SEC rules. This advisory vote is commonly known as a “say-on-pay” vote.

The say-on-pay vote is a non-binding vote on the compensation of the Company’s NEOs, as disclosed pursuant to the compensation disclosure rules of the SEC, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in this proxy statement. The say-on-pay vote is not a vote on the Company’s general compensation policies, compensation of the Company’s Board of Directors, or the Company’s compensation policies as they relate to risk management, as described under “Analysis of Risk Associated With Our Compensation Plans” on page 26.

The Company’s executive compensation programs are designed to attract, motivate and retain highly qualified executive officers who are able to achieve corporate objectives and create stockholder value. The Compensation Committee believes the Company’s executive compensation programs reflect a strong pay-for-performance philosophy and are well aligned with the stockholders’ long-term interests. The Compensation Discussion and Analysis section starting on page 16 provides a more detailed discussion of the executive compensation programs and includes fiscal 2022 business highlights.

Stockholders are being asked to vote on the following resolution:

RESOLVED, that the stockholders of Hormel Foods Corporation approve, on an advisory basis, the compensation of the Company’s Named Executive Officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, compensation tables and narrative discussion set forth in the Company’s 2023 annual meeting proxy statement.

This advisory vote on executive compensation is not binding on the Company’s Board of Directors. However, the Board will take into account the result of the vote when determining future executive compensation arrangements.

While the stockholder vote on this proposal is non-binding, the Board of Directors will consider stockholders to have approved the resolution if the number of shares voted for it exceeds the number of shares voted against it. The Board of Directors recommends a vote FOR adoption of the resolution approving the compensation of the Company’s NEOs as disclosed in this proxy statement. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

ITEM 4 – ADVISORY VOTE ON THE FREQUENCY OF ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER (NEO) COMPENSATION

As required by Section 14A of the Exchange Act and related SEC rules, the Company is also providing stockholders an advisory vote on the frequency with which the Company’s stockholders shall have the say-on-pay vote on NEO compensation provided for in Item 3 above.

The advisory vote on the frequency of the say-on-pay vote is a non-binding vote as to how often the say-on-pay vote should occur: every year, every two years, or every three years. In addition, stockholders may abstain from voting. The Dodd-Frank Wall Street Reform and Consumer Protection Act requires the Company to hold an advisory vote on the frequency of the say-on-pay vote at least once every six years.

The Board of Directors recommends an annual frequency (i.e., every year) for the say-on-pay vote. The Company’s stockholders expressed a strong preference for an annual frequency in the vote held at the 2017 Annual Meeting of Stockholders. Of the shares voted at that meeting for every year, every two years, or every three years, 97.12% voted for every year. Our more recent engagement indicates stockholders continue to prefer an annual say-on-pay vote.

The Board of Directors believes an annual say-on-pay vote provides stockholders an opportunity to voice their opinion on an important subject, executive compensation, each year. This annual stockholder engagement will allow the Board to be most responsive to stockholders as compared to a vote every second or third year.

For the reasons noted above, stockholders are being asked to vote for “1 Year” as the frequency for future say-on-pay votes.

This advisory vote on the frequency of the say-on-pay vote is not binding on the Company’s Board of Directors. However, the Board will take into account the result of the vote when determining the frequency of future say-on-pay votes.

The frequency (1 year, 2 years, or 3 years) that receives the highest number of votes will be deemed the choice of the stockholders. The Board of Directors recommends a vote for 1 YEAR as the frequency for which stockholders shall have an advisory vote on the compensation of the Company’s NEOs set forth in the Company’s proxy statement.

Properly dated and signed proxies will be so voted unless stockholders specify otherwise. Stockholders are not voting to approve or disapprove the Board of Directors’ recommendation. Stockholders may choose among the frequency choices or they may abstain from voting.

ITEM 5 – STOCKHOLDER PROPOSAL: Comply with World Health Organization Guidelines on Antimicrobial Use Throughout Supply Chains

Stockholder Proposal

The Shareholder Commons, P.O. Box 7545, Wilmington, Delaware 19803, representing Amundi Asset Management and H.E.S.T. Australia Ltd., trustee for the Health Employees Superannuation Trust Australia, each the beneficial owner of at least $25,000 in market value of the Company’s common stock, has notified the Company that it intends to present the following resolution at the Annual Meeting of Stockholders.  As required by the rules of the SEC, the resolution and supporting statement are reprinted here as they were submitted to the Company:

RESOLVED, shareholders ask that the board of directors institute a policy that the Company (“Hormel”) comply with World Health Organization (“WHO”) Guidelines on Use of Medically Important Antimicrobials in Food-Producing Animals (“WHO Guidelines”)1 throughout Hormel’s supply chains.

SUPPORTING STATEMENT: According to Hormel’s 2022 Antibiotic Stewardship Report, the Company routinely uses medically important antibiotics on its own farms and allows such use in its meat supply chains. This practice is known to exacerbate antimicrobial resistance (“AMR”), which the WHO describes as “one of the top 10 global public health threats facing humanity.”2

AMR poses a systemic threat to public health and the economy. When the efficacy and availability of life-saving drugs are compromised, the entire economy suffers. And when the economy suffers, investors lose. By 2050, AMR could cause $100 trillion in lost global production,3 thus lowering the economy’s intrinsic value.

While Hormel says it is reducing antibiotic use,4 its actions diverge from the WHO Guidelines, which recommend that “farmers and the food industry stop using antibiotics routinely to promote growth and prevent disease in healthy animals” and provide evidence-based recommendations and best practices. Despite Hormel’s assertion that “there is no daylight between good citizenship and good business,” it deviates from the WHO Guidelines that would protect against AMR’s global risk. As another company with a meat supply chain explained, it is “difficult to pursue AMR mitigation while remaining competitive on costs.”5 But for diversified investors, the portfolio-wide costs associated with AMR are paramount.

Hormel’s decision not to prioritize broad AMR risks does not account for its diversified owners’ interests in optimizing public health, the economy, and their long-term portfolio returns. By using medically important drugs beyond WHO Guidelines, Hormel adds to the economic threat AMR poses to its diversified shareholders: reducing the economy’s intrinsic value will directly reduce diversified portfolios’ long-term returns.6 Hormel’s profit gain that comes at the expense of public health is a bad trade for Hormel’s diversified shareholders, who rely on broad economic growth to achieve their financial objectives.

By changing its policies and adhering to the WHO Guidelines, Hormel could save lives, contribute to a more resilient economy, and protect its diversified investors’ portfolios.

Please vote for: Comply with Expert Guidelines on Antimicrobial Use – Item 5

Board of Directors Statement in Opposition to the Stockholder Proposal

The Board of Directors has carefully considered this proposal and recommends voting AGAINST the proposal. It has determined that the Company’s robust antibiotic stewardship commitments are comprehensive and meet or exceed standards established by governing authorities in the United States, including as directed by the United States Department of Agriculture and the United States Food and Drug Administration’s (“FDA’s”) standards, and thus the implementation of

1 https://apps.who.int/iris/bitstream/handle/10665/258970/9789241550130-eng.pdf

2 https://www.who.int/news-room/fact-sheets/detail/antimicrobial-resistance

3 https://amr-review.org/sites/default/files/160518_Final%20paper_with%20cover.pdf

4 https://www.hormelfoods.com/wp-content/uploads/Hormel-Foods-Antibiotic-Report-FINAL-05.18.22.pdf

5 https://www.yum.com/wps/wcm/connect/yumbrands/41a69d9d-5f66-4a68-bdee-e60e60d138bd741/Antimicrobial+Resistance+Report+2021+11-4+-+final.pdf?MOD=AJPERES&CVID=nPMkceo

6 https://www.unepfi.org/fileadmin/documents/universal_ownership_full.pdf

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the request in the stockholder proposal would result in unnecessary expense to the Company without sufficient benefit to the Company and its stockholders.

Compliance with Governing Standards

The Company complies with the FDA’s industry guidance that eliminates the use of medically important antibiotics for growth promotion, which has been in effect since 2017. Furthermore, the Company implemented a Supplier Code of Conduct, which requires all suppliers to adhere to the Company’s Animal Stewardship Policy and to use antibiotics only when needed and under the direction of a veterinarian, and it has a leading animal welfare auditing program that ensures the responsible use of antibiotics. Additional information regarding the Company’s antibiotic stewardship is available on its website at https://www.hormelfoods.com/wp-content/uploads/Hormel-Foods-Antibiotic-Stewardship-Report.FINAL_.pdf.

Supporting Animal Health and Welfare

In addition, the Company already supports a number of World Health Organization (“WHO”) guidelines and it recently made significant commitments that correspond to WHO principles. However, veterinarian experts advised the Company that certain WHO guidelines could cause unnecessary harm to animals that may need treatment for illness and this approach is inconsistent with the Company’s animal welfare stewardship principles and the oath taken by licensed veterinarians to promote animal health and welfare and relieve animal suffering.

While the Company continues to strive to make reductions in antibiotic use throughout its supply chain, the Company does not support letting animals suffer if there is a disease outbreak and potential treatment for these animals is available and recommended by a licensed veterinarian who oversees the care of the animals in the supply chain. Therefore, the Company believes the responsible use of antibiotics includes the appropriate treatment of sick animals. When antibiotics are needed to properly care for an animal, only FDA-approved medications and dosage levels are administered under the direction of a licensed veterinarian.

Commitments Related to the Use of Medically Important Antibiotics

Furthermore, during fiscal year 2022, the Company made significant commitments surrounding the use of medically important antibiotics in its supply chain, which will align the Company’s operations with best practices in the food industry. These commitments can be found on our company website at https://csr.hormelfoods.com/supply-chain/antibiotic-stewardship/.

Raised-Without-Antibiotics Products

The Company is invested in producing raised-without-antibiotics products. For example, the Company’s Applegate® product portfolio is produced entirely from animals raised without antibiotics. In addition, the Company offers several raised-without-antibiotics foodservice items, Columbus® products and Jennie-O® products. Note that animals are still given antibiotics to treat illness but any animal given antibiotics does not enter the supply chain for raised-without-antibiotics products.

As the stockholder proposal points out, the Company believes that good business and good stewardship, including antibiotic stewardship, go hand in hand. However, the requested actions by the stockholder proposal would result in unnecessary expense to the Company and divert management’s time and attention from the Company’s current commitments surrounding stewardship of antibiotics within its supply chain. The Board of Directors believes the Company and its stockholders will be better served by continuing, and utilizing its resources to support, the efforts described above.

The Board of Directors recommends a vote AGAINST the adoption of this stockholder proposal. Properly dated and signed proxies will be so voted unless stockholders specify otherwise.

RELATED PARTY TRANSACTIONS

The Board of Directors has adopted a written related party transaction policy. This policy applies to all transactions that qualify for disclosure under Item 404(a) of Regulation S-K of the Exchange Act. Information about transactions involving related persons is reviewed by the Audit Committee. Related persons include Company directors and executive officers, as well as their immediate family members. If a related person has a direct or indirect material interest in any Company transaction, then the Committee would decide whether or not to approve or ratify the transaction. The Committee will use any process and review any information that it determines is appropriate. All related party transactions will be disclosed in accordance with SEC rules. For fiscal 2022, the Company had no material related party transactions which were required to be disclosed in accordance with SEC rules.

VIEWING AND DELIVERY OF PROXY MATERIALS

Viewing of Proxy Materials Via the Internet - We are able to distribute our annual report and this proxy statement to our stockholders in a fast and efficient manner via the internet. This reduces the amount of paper delivered to a stockholder’s

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address and eliminates the cost of sending these documents by mail. Stockholders may elect to view all future annual reports and proxy statements on the internet instead of receiving them by mail. You may make this election when voting your proxy this year. Simply follow the instructions to vote via the internet or go directly to www.proxyvote.com/hrl to register your consent. You will continue to have the option to vote your shares by mail, telephone or the internet.

Delivery of Proxy Materials - Only one Notice of Internet Availability of Proxy Materials or only one copy of our annual report and proxy statement are being delivered to multiple stockholders sharing an address, unless the Company received contrary instructions from one of the stockholders. If you wish to receive a separate copy of the Notice of Internet Availability of Proxy Materials or the annual report and proxy statement, as applicable, this year or in future years, please call 507-437-5944 or mail a request to Brian D. Johnson, Vice President and Corporate Secretary, 1 Hormel Place, Austin, Minnesota 55912.

STOCKHOLDER PROPOSALS FOR 2024 ANNUAL MEETING OF STOCKHOLDERS

Any stockholder intending to present a proposal at the 2024 Annual Meeting of Stockholders must deliver the proposal to the Company by August 23, 2023, in order to have the proposal considered for inclusion in the Company’s proxy statement and the form of proxy for that meeting.

The Company’s Bylaws provide certain requirements which must be met in order for a stockholder to bring any proposals or nominations for election as directors for consideration at the Annual Meeting of Stockholders. These requirements apply whether or not the proposal or nomination is requested to be included in the proxy statement and proxy. The requirements include a written notice to the Corporate Secretary to be received at the Company’s principal executive offices at least 90 days before the date that is one year after the prior year’s annual meeting. For business or nominations intended to be brought to the 2024 Annual Meeting of Stockholders, the notice deadline is November 2, 2023. Stockholder proposals or director nominations submitted after this date may not be presented at the 2024 Annual Meeting of Stockholders.

In addition to satisfying the requirements of our Bylaws, in order to comply with the universal proxy rules stockholders who intend to solicit proxies in support of director nominees other than the Board’s nominees must also provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 2, 2023.

OTHER MATTERS

The management of the Company does not know of any matters to be presented at the meeting other than those identified above. If other matters properly come before the meeting, the holders of the proxies will vote on such matters in their discretion under the authority granted in the proxy.

By Order of the Board of Directors

BRIAN D. JOHNSON
Vice President and

Corporate Secretary

December 21, 2022

41

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. ! ! ! D93686-P82137 ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 For Against Abstain For Against Abstain For Against Abstain HORMEL FOODS CORPORATION 1. Elect a board of 11 directors: Nominees: The Board of Directors recommends you vote FOR each of the director nominees under Item 1. The Board of Directors recommends you vote FOR Items 2 and 3. The Board of Directors recommends you vote AGAINST Item 5. The Board of Directors recommends you vote for 1 YEAR. 3. Approve the Named Executive Officer compensation as disclosed in the Company's 2023 annual meeting proxy statement. 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 29, 2023. 5. Stockholder proposal requesting the Company comply with World Health Organization guidelines on antimicrobial use throughout its supply chains, if presented at the meeting. 4. Advisory vote on the frequency of advisory votes to approve Named Executive Officer compensation. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR ITEMS 2 AND 3, 1 YEAR ON ITEM 4, AND AGAINST ITEM 5. Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. H elp us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com. ! ! ! ! 3 Years 1 Year 2 Years Abstain ! ! ! 1b. Gary C. Bhojwani 1c. Stephen M. Lacy 1d. Elsa A. Murano, Ph.D. 1e. Susan K. Nestegard 1k. Steven A. White 1j. James P. Snee 1g. Christopher J. Policinski 1i. Sally J. Smith 1h. Jose Luis Prado 1f. William A. Newlands 1a. Prama Bhatt Annual Meeting of Stockholders Tuesday, January 31, 2023 6:00 p.m. CST Meeting live via the internet. Please visit www.virtualshareholdermeeting.com/HRL2023. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 10:59 p.m. Central Standard Time, on either (i) Thursday, January 26, 2023 for shares in employee plans or (ii) Monday, January 30, 2023 for shares held in record accounts. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HRL202 3 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Standard Time, on either (i) Thursday, January 26, 2023 for shares in employee plans or (ii) Monday, January 30, 2023 for shares held in record accounts. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

D93687-P82137 HORMEL FOODS CORPORATION Proxy and Voting Direction This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, Jacinth C. Smiley and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 2, 2022, at the Annual Meeting of Stockholders to be held on January 31, 2023, or any adjournment thereof. This proxy also functions as a voting direction to the trustee of the employee plan(s) in which Common Stock of Hormel Foods Corporation was held for your account on December 2, 2022. Please refer to the explanation above. If no direction is given or if direction is received after 10:59 p.m. Central Standard Time January 26, 2023, the Trustee will vote the shares in the same proportion as to which it has received instructions, unless inconsistent with applicable law. HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy and voting direction Continued and to be signed on reverse side Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. SHARES COVERED BY THIS PROXY CARD ARE EXPLAINED BELOW Your signature on this proxy card will appoint a proxy for shares held in your record account(s). Your signature will also serve as a voting direction to the trustee, Great-West Trust Company, LLC, if you are a participant in any of the following employee plans: • Hormel Foods Corporation Joint Earnings Profit Sharing Trust • Hormel Foods Corporation Tax Deferred Investment Plan A (401K) • Hormel Foods Corporation Tax Deferred Investment Plan B (401K) • Jennie-O Turkey Store Retirement Savings Plan (401K) • Capital Accumulation Plan (401K) Holding shares by virtue of an employee plan does NOT permit you to attend the stockholder meeting. If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. D93688-P82137 HORMEL FOODS CORPORATION ATTN: BRIAN D. JOHNSON 1 HORMEL PLACE AUSTIN, MN 55912-3680 Annual Meeting of Stockholders Tuesday, January 31, 2023 6:00 p.m. CST Meeting live via the internet. Please visit www.virtualshareholdermeeting.com/HRL2023. HORMEL FOODS CORPORATION ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! For Against Abstain For Against Abstain For Against Abstain 1b. Gary C. Bhojwani 1c. Stephen M. Lacy 1d. Elsa A. Murano, Ph.D. 1e. Susan K. Nestegard 1k. Steven A. White 1j. James P. Snee 1g. Christopher J. Policinski 1i. Sally J. Smith 1h. Jose Luis Prado 1f. William A. Newlands 1a. Prama Bhatt 1. Elect a board of 11 directors: Nominees: The Board of Directors recommends you vote FOR each of the director nominees under Item 1. Note: In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THE PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES, FOR ITEMS 2 AND 3, 1 YEAR ON ITEM 4, AND AGAINST ITEM 5. Please sign exactly as name(s) appear(s) above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person. H elp us protect the environment and sign up for electronic delivery by visiting www.proxyvote.com. ! ! ! ! 3 Years 1 Year 2 Years Abstain ! ! ! The Board of Directors recommends you vote FOR Items 2 and 3. The Board of Directors recommends you vote AGAINST Item 5. The Board of Directors recommends you vote for 1 YEAR. 3. Approve the Named Executive Officer compensation as disclosed in the Company's 2023 annual meeting proxy statement. 2. Ratify the appointment by the Audit Committee of the Board of Directors of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending October 29, 2023. 5. Stockholder proposal requesting the Company comply with World Health Organization guidelines on antimicrobial use throughout its supply chains, if presented at the meeting. 4. Advisory vote on the frequency of advisory votes to approve Named Executive Officer compensation. VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of proxy materials up until 10:59 p.m. Central Standard Time on Monday, January 30, 2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/HRL202 3 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Standard Time on Monday, January 30, 2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. SCAN TO VIEW MATERIALS & VOTE w

D93689-P82137 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. Your signature on this proxy card will appoint a proxy for shares held in your record account(s). If you would like to access the proxy materials electronically next year, go to the following Internet address: www.proxyvote.com. HORMEL FOODS CORPORATION Proxy This proxy is solicited on behalf of the Board of Directors. By signing on the other side of this card you appoint James P. Snee, Jacinth C. Smiley and Brian D. Johnson, and each of them, as proxies, with full power of substitution, and hereby authorize them or any of them to represent and to vote as designated on the other side of this card all the shares of Common Stock of Hormel Foods Corporation held of record by you on December 2, 2022, at the Annual Meeting of Stockholders to be held on January 31, 2023, or any adjournment thereof. HORMEL FOODS CORPORATION 1 Hormel Place Austin, MN 55912 proxy Continued and to be signed on reverse side